Exhibit 7.7

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

July 31, 2008

among

INLAND REAL ESTATE INVESTMENT CORPORATION, as Borrower,

BANK OF AMERICA, N.A., as Administrative Agent and a Lender,

BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Sole Book Manager

and

the other Lenders, if any, which may become parties

£o this Credit Agreement

$55,000,000.00 SECURED REVOLVING LINE OF CREDIT

i

ii

iii

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This third amended and restated revolving line of credit agreement (this “Agreement”) is made and entered into as of the 31st day of July, 2008, by and between INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Borrower”), the lenders from time to time parties hereto (each, a “Lender” and collectively “Lenders”), BANK OF AMERICA, N.A. (as successor by merger lo Fleet National Bank), as agent for itself and such Lenders (in such capacity, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC, as sole lead arranger and sole book manager (in such capacity, the “Arranger”), and is an amendment and restatement of that certain Second Amended and Restated Credit Agreement dated as of March 13, 2006 (the “Original Credit Agreement”), as amended by that certain First Modification of Credit Documents dated as of October 30, 2006 (the “First Modification”), as amended by that certain Second Modification of Credit Documents dated as of February 7, 2007 (the “Second Modification”), as amended by that certain Third Modification of Credit Documents dated as of November 19, 2007 (the “Third Modification”), as amended by that certain Fourth Modification of Credit Documents dated as of March 31, 2008 (the “Fourth Modification”), as amended by that certain Fifth Modification of Credit Documents dated as of June 30, 2008 (the “Fifth Modification”; together with the Original Credit Agreement, the First Modification, the Second Modification, the Third Modification, the Fourth Modification and as the same may have been otherwise amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prior Credit Agreement”). In connection with such amendment and restatement of the Prior Credit Agreement contemplated under this Agreement, the parties hereto intend and agree (i) that the Maximum Loan Amount shall be reduced from $80,000,000.00 under the Prior Credit Agreement to $55,000,000.00 under this Agreement, (it) that the aggregate Commitments and the aggregate Credit Exposure under this Agreement shall be adjusted and reallocated as of the date first staled above in a manner such that the respective Commitments and Credit Exposure of each Lender under this Agreement shall correspond to the Commitment Percentage of such Lender, and any funds received in connection with such amendment and restatement from MB Financial Bank, N.A. or any other new Lenders not party lo the Prior Credit Agreement shall be paid to the existing Lenders under the Prior Credit Agreement (which shall include the payment in full of the Credit Exposure of LaSalle Bank and any other such existing Lenders that no longer maintain any Commitments under this Agreement) in such amounts as arc necessary to achieve such adjustment and reallocation, and (iii) that (A) the IWEST Pledged Shares (as defined herein) will be pledged as additional Collateral and (B) up lo 2,909,090 shares of the IREC Pledged Shares pledged as Collateral in connection with the Prior Credit Agreement will no longer be included as Collateral.

WITNESSETH:

1.                                      BACKGROUND.

1.1                               Defined Terms.

Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Credit Document, as referenced in Exhibit A.

1.2                               Borrower.

Borrower is a corporation organized under the laws of the Slate of Delaware.

1.3                               Use of Loan Proceeds.

Borrower has applied to Administrative Agent for a secured revolving credit facility (the “Facility”) of up to Fifty-five Million Dollars ($55,000,000.00). The proceeds of the Facility may be used only in connection with the acquisition of Advance Properties in accordance with the terms of this Agreement. Such Advance Properties will be acquired by Guarantor or by Subsidiaries of Guarantor and offered by Guarantor for sale to one or more third parties, all as part of Guarantor’s real estate programs.

1.4                               Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis or another accounting method reasonably acceptable to Administrative Agent. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements and reports delivered pursuant to Section 7.2 (or, prior to the delivery of the first financial statements pursuant to Section 7.2, consistent with the financial statements dated March 31, 2005); provided, however, if (a) Borrower shall object to determining such compliance on such basis at the lime of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto, or (b) Administrative Agent or the Required Lenders shall so object in writing within thirty (30) days after delivery of such financial statements, (hen such calculations shall be made on a basis consistent with the most recent financial statements delivered by Borrower to Lenders as to which no such objection shall have been made.

1.5                               Guaranties and Indemnities.

As an inducement to Administrative Agent and Lenders to make the Facility available to Borrower, Inland Real Estate Exchange Corporation, an Illinois corporation having a place of business at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Guarantor”) has agreed to furnish a guaranty in connection with the Facility as more particularly provided in Section 3.3 of this Agreement. Guarantor is a wholly owned subsidiary of Borrower.

2.                                      LOAN PROVISIONS,

2.1                               Amount of Facility.

(a)                                  Lenders’ Commitments. Subject to all of the terms, conditions and provisions of this Agreement, each Lender agrees severally to make available to Borrower for the purposes herein set forth such Lender’s Commitment Percentage of revolving credit loans requested by Borrower (each a “Loan” and, collectively, the “Loans”) in Dollars from time lo time from the Closing Date until the Maturity Date, or such earlier dale as the Commitments shall have been terminated as provided herein; provided, however, (i) with regard lo each Lender individually, such Lender’s interest in outstanding Loans shall not exceed such Lender’s Commitment Percentage of the Credit Exposure and (ii) with regard lo the Lenders collectively, (A) subject to the provisions of Section 2.3.10 hereof, the Credit Exposure shall not, at any time during the Term, exceed the Commitment Limit; (B) the Credit Exposure shall not, at any time during (he Term, exceed the Maximum Loan Amount; and (C) no additional Loans shall be made available lo the Borrower during any period in which the Credit Exposure (assuming the funding of any requested Loans) exceeds the Advance Limit. Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Commitment Limit/Advance Limit. The components of the Commitment Limit and the Advance Limit dependant upon prices of shares on the New York Stock Exchange shall each be calculated on a weekly basis on the first Business Day of each week during the Term based on the IREC Pledged Stock valuation information for the last Business Day of the previous week; provided, that the Administrative Agent shall have the right, in its discretion, to update such calculation as of any date on which the Administrative Agent reasonably believes that the Advance Limit and the Commitment Limit will be materially reduced as a result of any changes in the value in the IREC Pledged Stock, provided, however, that Administrative Agent shall not be permitted to update such calculation in a manner that, causes the Advance Limit with respect to the IREC Shares lo exceed 60% without the consent of each Lender. The components of the Commitment Limit and the Advance Limit dependant upon the aggregate additional paid in capital on a per share basis of the IWEST Pledged Shares shall be adjusted immediately as of each date on which the Borrower (or any Pledgor) notifies the Administrative Agent of any change in such aggregate additional paid in capital on a per share basis.

(c)                                  Loans. Loans may be made only in connection with the acquisition of Advance Properties by Borrower or a Subsidiary of Borrower. Each Loan shall be made as to a specific Advance Properly. A Loan made with respect to the acquisition of an Advance Property shall be in the amount requested by Borrower, with such amount not to exceed the lesser of (i) the Net Acquisition Costs of such Advance Properly, (ii) the Appraised Value of such Advance Property, (iii) the Available Credit, or (iv) unless a higher amount is Approved by Administrative Agent with respect to a particular Advance Properly (which consent may be granted or withheld in (he absolute discretion of the Administrative Agent), Forty Million and No/100 Dollars ($40,000,000.00).

(d)                                 Notice of Borrowing. In order to request that Lenders make a Loan hereunder, Borrower must submit (i) a Notice of Borrowing in the form attached hereto as Exhibit I, which Notice of Borrowing shall describe the applicable Advance Property in detail and (ii) the Advance Property Submittals for the applicable Advance Property (and any other information or materials reasonably requested by the Administrative Agent (with respect to such Advance Property), to Administrative Agent at least five (5) Business Days prior to dale on which the requested Loan is to be funded and shall subsequently also submit to Administrative Agent a Notice of Rate Selection in accordance with Section 2.3.5. Borrower shall promptly confirm the acquisition of each Advance Property with respect to which Borrower has submitted a Notice of Borrowing by written notice to Administrative Agent, together with a copy of a fully executed closing statement with respect thereto and, to the extent requested by the Administrative Agent, evidence of proper transfer of title to the Borrower or the applicable Subsidiary thereof with respect to such Advance Property.

(e)                                  Notes. The Loans shall be evidenced by duly executed Promissory Notes of Borrower to each Lender in face principal amounts equal to each such Lender’s pro rata share of the Maximum Loan Amount based on each such Lender’s Commitment Percentage; such Notes shall be substantially in the form of Exhibit 17.

2.2                               Term of Facility; Extension Rights.

(a)                                  The Facility shall be for a term (the “Term”) commencing on the date hereof and ending on the Maturity Date (as defined below).

(b)                                 As used herein, the term “Maturity Dale” shall mean June 30, 2009

2.3                               Interest Rate and Payment Terms.

Amounts outstanding under the Facility shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Notes. This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees. Any and all interest rate selection and conversion provisions in this Agreement are lo be administered by Administrative Agent and are to be allocated on a pro rata basis to the Notes held by each Lender based upon such Lender’s Commitment Percentage.

2.3.1                        Borrower’s Options. Principal amounts outstanding under the Facility shall bear interest at the following rates, at Borrower’s selection, subject to the conditions and limitations provided for in this Agreement: (i) Adjusted Base Rate, (ii) Adjusted Floating LIBOR Rate or (iii) Adjusted Fixed LIBOR Rate; provided, however, that (A) notwithstanding anything to the contrary contained herein or in any Credit Document, Floating LIBOR Rate Loans shall be available to the Borrower hereunder only to the extent that each Lender that is a party hereto is able, pursuant to all applicable Legal Requirements, all other applicable laws, codes and/or regulations and all applicable internal practices and policies of such Lender, to provide such Floating LIBOR Rate Loans on the terms and conditions set forth herein and (B) if any Lender hereunder shall deliver to the Administrative Agent and Borrower a notice that it is not able lo provide Floating LIBOR Rate Loans on the terms and conditions set forth herein, the Borrower’s ability to request and receive Floating LIBOR Rate Loans hereunder shall be immediately converted to Base Rate Loans and Floating LIBOR Rate Loans shall not be available hereunder until such lime as all Lenders hereunder can again provide such Floating LIBOR Rate Loans.

2.3.2                        Selection To Be Made. Borrower shall select, on a Loan by Loan basis, and thereafter may change the selection of, the applicable interest rate from the alternatives otherwise provided for in this Agreement by giving Administrative Agent a Notice of Rate Selection as provided in Section 2.3.5: (i) at least three (3) Business Days prior lo the initial making of a Loan, (ii) on any Business Day on which Borrower desires lo convert an outstanding Fixed LIBOR Rate Loan to any Variable Rate Loan, to convert a Base Rate Loan to a Floating LIBOR Rate Loan or lo convert a Floating LIBOR Rate Loan to a Base

Rate Loan or (iii) at least three (3) Business Days before the date on which Borrower desires to convert an outstanding Variable Rate Loan to a Fixed LIBOR Rate Loan or make any change with respect lo an outstanding Fixed LIBOR Rate Loan; provided, that any conversion of any Fixed LIBOR Rate Loan or any other change with respect to a Fixed LIBOR Rate Loan shall be subject to the Make Whole Provision, to the extent applicable.

2.3.3                        Increased Costs. If due to any one or more of: (i) the introduction of any applicable law or regulation or any change in the interpretation or application by any authority charged with the interpretation or application of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Administrative Agent or any Lender of agreeing to make or making, funding or maintaining Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Administrative Agent or any Lender, with respect to all or any portion of the Facility, or any corporation controlling Administrative Agent or any Lender, on account thereof, (hen, provided that such increases in costs are not due to the fraud or negligence of Administrative Agent or such Lender, Borrower shall from time to time, upon written demand by Administrative Agent or such Lender, pay to Administrative Agent or such Lender additional amounts sufficient lo indemnify Administrative Agent or such Lender against such increased cost. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Administrative Agent or such Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

2.3.4                        Illegality. Notwithstanding any other provision of this Agreement to the contrary, if the introduction of, or a change in the interpretation of, any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Administrative Agent or any Lender to make or maintain Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans or to continue to fund or maintain any such Loans then, on written notice thereof and demand by Administrative Agent to Borrower, (a) the obligation of Administrative Agent and Lenders to make Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans (as applicable) and to convert or continue any Loan as Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans (as applicable) shall terminate and (b) Borrower shall convert all Loans outstanding under the Facility into Base Rate Loans (or, to the extent not subject to this provision, Floating LIBOR Rate Loans) until such time as such Lender may again make, maintain, and fund Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans.

2.3.4.1               Treatment of Affected Loans. If the obligation of any Lender to make Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans shall be suspended pursuant to Section 2.3.3 or 2.3.4 hereof, such Lender’s Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans shall be automatically converted into Base Rate Loans (or, to the extent not subject to such provisions, Floating LIBOR Rate Loans) on the last day(s) of the then current Interest Period(s) for such Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.3.3 or 2.3.4 hereof that gave rise to such conversion no longer exist:

(a)                                  to the extent that such Lender’s Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans have been so converted, ail payments and prepayments of principal that would otherwise be applied to such Lender’s Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans shall be applied instead to its Base Rate Loans (or, if applicable, Floating LIBOR Rate Loans); and

(b)                                 all Loans that would otherwise be made or continued by such Lender as Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans shall be made or continued instead as Base Rate Loans (or, if applicable, Floating LIBOR Rate Loans), and ail Base Rate Loans of such Lender that would otherwise be converted into Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans shall remain as Base Rate Loans.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 2.3.3 or 2.3.4 hereof that gave rise lo the conversion of such Lender’s Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans to Base Rate Loans pursuant to ibis Section 2.3.4.1 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a lime when Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans to the extent necessary so that, after giving effect thereto, all Loans held by Lenders holding Fixed LIBOR Rate Loans and/or Floating LIBOR Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with such Lenders’ respective Commitment Percentages.

2.3.4.2               Taxes.

(a)                                  Any and all payments by Borrower to or for the account of any Lender or Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and ail liabilities with respect thereto, excluding, in the case of each Lender and Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or Administrative Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Credit Document to any Lender or Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.3.4.2) such Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Credit Document (hereinafter referred lo as “Other Taxes”).

(c)                                  Borrower agrees to indemnify each Lender and Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.3.4.2) paid by such Lender or Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d)                                 Each Lender organized under the laws of a jurisdiction outside the United Slates, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the dale on which it becomes a Lender in the case of each other Lender, and from time to lime thereafter if requested in writing by Borrower or Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide Borrower and Administrative Agent with (i) Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY and W-9 (or their equivalent), as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying if appropriate that such Lender is entitled lo benefits under an income lax treaty lo which the United Stales is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United Slates, and (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 87 3(h) and 881(c) of the Code) certifying that such Lender is entitled to an exemption from or a reduced rate of lax on payments pursuant lo this Agreement or any of the other Credit Documents.

(e)                                  For any period with respect to which a Lender has failed to provide Borrower and Administrative Agent with the appropriate form pursuant to Section 2.3.4.2(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.3.4.2(a) or 2.3.4.2(b) with respect to Taxes imposed by the any Governmental Authority; provided, however, that should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)                                    If Borrower is required to pay additional amounts to or for the account of any Lender pursuant lo this Section 2.3.4.2, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)                                 Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

(h)                                 Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.3.4.2 (but not as lo any penalties or interest resulting from erroneous reporting or late filing by Administrative Agent or any Lender) shall survive the repayment of the Loans, and the other obligations under the Credit Documents and the termination of the Commitments hereunder.

2.3.5                        Notice. A “Notice of Rate Selection” shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by e-mail or telephone if immediately confirmed by such a written notice, from an Authorized Representative of Borrower which; (a) is irrevocable; (b) is received by Administrative Agent not later than 11:00 o’clock A.M. Eastern Time: (i) at feast three (3) Business Days prior to the funding of a Loan, (ii) on any Business Day on which Borrower desires to convert an outstanding Fixed LIBOR Rate Loan to a Variable Rate Loan, to convert a Base Rate Loan to a Floating LIBOR Rate Loan or to convert a Floating LIBOR Rate Loan to a Base Rate Loan, or (iii) at least three (3) Business Days before the date on which Borrower desires lo convert any outstanding Variable Rate Loan to a Fixed LIBOR Rate Loan or make any change with respect to an outstanding Fixed LIBOR Rate Loan; and (c) as to each selected interest rate option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each Fixed LIBOR Rate Loan.

2.3.6                        If No Notice. If Borrower fails to select an interest rate option in accordance with Section 2.3.5 with respect to any Loan, such Loan made shall be deemed to be a Base Rate Loan, and on the last day of the applicable Interest Period all outstanding principal amounts shall be deemed converted to such a Base Rate Loan.

2.3.7                        Telephonic Notice. Without in any way limiting Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from Borrower prior to receipt of written confirmation. In each case Borrower hereby waives the right to dispute Administrative Agent’s record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.

2.3.8                        Limits On Options. Each Fixed LIBOR Rate Loan and each Variable Rate Loan shall be in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00).  At no time shall there be outstanding a total of more than fifteen (15) Fixed LIBOR Rate Loans at any lime; provided, that Fixed LIBOR Rate Loans with the same Interest Period (with respect to both commencement and completion dates) shall, for purposes hereof, be considered one (1) Fixed LIBOR Rate Loan. If Borrower shall make more than three (3) interest rate selections in any thirty (30) day period, excluding conversions of outstanding Loans made at the end of an applicable Interest Period of any previously outstanding Fixed LIBOR Rate Loan, Administrative Agent may impose and Borrower shall pay a reasonable processing fee for each such additional selection.

2.3.9                        Payment and Calculation of Interest. All interest shall be: (a) payable in arrears commencing on August I, 2008 with payments to be made on each Interest Payment Date thereafter; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed.

(i)                                     Base Rate Loans. During such periods as the Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate. Each change in the Prime Rate shall simultaneously change the Adjusted Base Rate payable under this Agreement; such changes shall take place immediately without notice or demand of any kind;

(ii)                                  Floating LIBOR Rate Loans. During such periods as the Loans shall be comprised in whole or in part of Floating LIBOR Rate Loans, such Floating LIBOR Rate Loans shall bear interest at a per annum rate equal to the Adjusted Floating LIBOR Rate, as determined from day to day in accordance with the terms of the definition thereof; and

(iii)                               Fixed LIBOR Rate Loans. During such periods as the Loans shall be comprised in whole or in part of Fixed LIBOR Rate Loans, such Fixed LIBOR Rate Loans shall bear interest at a per annum rate equal to the Adjusted Fixed LIBOR Rate. Interest at the Fixed LIBOR Rate shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof.

2.3.10                  Voluntary and Mandatory Principal Payments.

(a)                                  Voluntary Prepayments. Borrower shall have the right to prepay Loans in whole or in part at any time upon reasonable prior written notice to Administrative Agent without premium or penalty with respect to Variable Rate Loans and, with respect to Fixed LIBOR Rate Loans, subject lo the Make-Whole Provision. Any partial prepayment of principal shall be applied to principal.

(b)                                 Mandatory Prepayments.

(i)                                     If (A) as of any date on which a calculation is made pursuant to Section 2.1(b) hereof, the Credit Exposure shall exceed the Commitment Limit and (B) as of the date five (5) Business Days following the Borrower’s receipt of notification (whether written or oral and regardless of the source of such notification) of such excess, the Credit Exposure remains in excess of the Commitment Limit (as recalculated pursuant to Section 2.1(b)), the Borrower shall immediately either prepay (he outstanding balance on the Loans in an amount sufficient to cause the Credit Exposure to be equal to or less than the Commitment Limit or provide additional collateral security for the Borrower Obligations, in form and substance and pursuant to documentation acceptable to both the Administrative Agent and the Required Lenders (in their sole and absolute discretion) such that the adjusted value of the collateral security for the Borrower’s Obligations is, pursuant to calculations that are acceptable in form and substance to both the Administrative Agent and the Required Lenders (in their sole and absolute discretion), equal to or in excess of the Credit Exposure.

(ii)                                  If at any time the Credit Exposure shall exceed the Maximum Loan Amount, the Borrower shall immediately prepay the outstanding balance on the Loans in an amount sufficient to eliminate such excess.

(iii)                               Upon the sale of any Advance Property by Borrower or a Subsidiary of Borrower or the sale of any direct or indirect interest in an Advance Property or of the Capital Stock of any Person holding any interest in any Advance Property, the Net Sales Proceeds of any such sale shall be paid by Borrower to the Administrative Agent (for the benefit of the Lenders) within two (2) Business Days after any such sale in an amount equal to the lesser of (A) one hundred percent (100%) of such Net Sales Proceeds and (B) the outstanding balance on the Loan applicable to such Advance Properly, and such amount shall be applied to the outstanding balance on the Loan applicable to such Advance Properly.

(iv)                              If Borrower shall (i) make a material misrepresentation in a Notice of Borrowing or an Officer’s Certificate or (ii) intentionally make a materially misleading disclosure in a Notice of Borrowing or an Officer’s Certificate, (hen Administrative Agent on behalf of Lenders shall be entitled to demand repayment of the Loan related lo the Advance Property which was the subject of the Notice of Borrowing or the Officer’s Certificate and Borrower shall repay such Loan and interest accrued thereon within thirty (30) days after Administrative Agent’s demand therefor.

(v)                                 All prepayments of Fixed LIBOR Rate Loans made under this Section 2.3.10(b) shall be subject to the Make-Whole Provision.

(c)                                  Prepayments shall not reduce the Maximum Loan Amount and may be reborrowed in accordance with, and subject to the other terms of, this Agreement.

2.3.11                  Maturity. At Maturity, all accrued interest, principal and other charges due with respect to the Facility (including, without limitation, all Loans) shall be due and payable in full, and any unpaid principal balance and such other amounts shall continue to bear interest at the Default Rate until so paid.

2.3.12                  Method of Payment; Date of Credit. AH payments of interest, principal and fees shall be made in lawful currency of the United States in immediately available funds, without counterclaim or setoff and free and clear of and without any deduction or withholding for any taxes or other payments: (a) by direct charge to an account of Borrower maintained with Administrative Agent (or the then holder of the Facility), or (b) by wire transfer to Administrative Agent, or (c) to such other bank or address as the holder of the Facility may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to 1:00 o’clock P.M. (Charlotte, North Carolina time); payments received after 1:00 o’clock P.M. (Charlotte, North Carolina time) shall be credited on the next Business Day, payments which are not in the form of immediately available funds shall not be credited until such funds become immediately available to Administrative Agent,

2.3.13                  Billings. Administrative Agent may submit monthly billings reflecting payments due; however, any changes in the applicable interest rate(s) which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Administrative Agent to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower’s payment obligations when due.

2.3.14                  Default Rate. Administrative Agent shall have the option of imposing, and Borrower shall pay upon billing therefor, a default interest rate which is four percent (4%) per annum above the Adjusted Base Rate (the “Default Rate”) on the total principal amount then outstanding under the Facility: (a) while any monetary Default exists and is continuing, during that period between the due date and the date of payment; (b) following any Event of Default, unless and until the Event of Default is waived by Administrative Agent or the Required Lenders, as the case may be, or is cured and (c) after Maturity.

Borrower’s right to select pricing options shall cease during the existence of a monetary Default, or while an Event of Default exists, or upon Maturity.

2.3.15                  Late Charges. Borrower shall pay, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any payment of principal (except the principal balance due at Maturity), interest, or both, which is not paid within ten (10) days of the due dale thereof. Late Charges shall be: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Administrative Agent for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.3.16                  Make Whole Provision. Borrower shall pay to Administrative Agent for the benefit of each affected Lender, immediately upon request and notwithstanding any contrary provisions contained in this Agreement or any of the Credit Documents, such amounts as shall, in the conclusive judgment of Administrative Agent (in the absence of manifest error), compensate Administrative Agent and each Lender for the loss, cost or expense which it reasonably incurs as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a Fixed LIBOR Rate Loan on a date other than the last day of the applicable Interest Period of such Fixed LIBOR Rate Loan, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any LIBOR Rate Loan on a date other than the last day of the applicable Interest Period of such Fixed LIBOR Rate Loan, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Adjusted Fixed LIBOR Rate pursuant to the request of Borrower to be made under this Agreement (except as a result of a failure by Administrative Agent or any Lender to fulfill Administrative Agent’s or such Lender’s obligations to fund), or (iv) the failure of Borrower to borrow in accordance with any request submitted by it for a Fixed LIBOR Rate Loan. Such amounts payable by Borrower shall be equal to any administrative costs actually incurred plus any reasonable amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Administrative Agent and each Lender to fund or maintain a Fixed LIBOR Rate Loan, including, without limitation, the costs associated with the cancellation of any interest rate hedge agreement, as determined by Administrative Agent and each Lender.

2.3.17                  Application of Payments. All payments made in connection with any of the Borrower’s Obligations (regardless of the intention of the Borrower or any other party in making such payment) shall be applied (a) first, to the payment of any fees, expenses and other amounts due to Administrative Agent and Lenders under the Credit Documents (excluding principal and interest but including any payments due under the Make Whole Provision), (b) second, to accrued and unpaid interest, and (c) third, to the balance on account of outstanding principal. Provided, however, that while an Event of Default exists, all payments will be applied to the Borrower’s Obligations in such order as the Required Lenders determine in their sole discretion, provided, that to the extent the Required Lenders do not dictate the order in which to make payments, such payments will be applied in the order provided in this Section 2.3.17.

2.3.18                  Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of the Loan advanced by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of (he Loan or such participations, as the case may be, pro rata with each of them. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

2.4                               Fees.

(a)                                  Commitment Fees.  Borrower agrees to pay to Administrative Agent for the benefit of Lenders in immediately available funds on or before the Closing Dale a commitment fee as required in the Fee Letter and to the

Arranger or Administrative Agent, as applicable, all other fees in the amounts agreed to by Borrower, Arranger and Administrative Agent in the Fee Letter.

(b)                                 Unused Loan Fee. Borrower shall, as of the first day of each calendar quarter during the Term and as of the Maturity Date (for the immediately preceding fiscal quarter or portion thereof) pay to Administrative Agent for the benefit of Lenders a fee (the “Unused Loan Fee”) equal to the sum (as calculated for each day elapsed during the applicable period) (i) a quarterly percentage equivalent to 0.25% per annum (based on a year of 360 days), multiplied by (ii) the daily amount for each such day, calculated as (A) $48,000,000, less (B) the outstanding principal balance of the Loans as of the end of such day; provided, that such calculated amount shall not, for any day, be less than zero (0). The Unused Loan Fee shall commence to accrue on the dale hereof and shall be payable in arrears.

3.                                      SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.

3.1                               Credit Documents and Security Documents.

The Facility shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “Credit Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Agreement; (ii) separate promissory notes in the form of Exhibit F annexed hereto, with one note being payable to each Lender in the original principal amount equal to such Lender’s Commitment, such promissory notes to be in the aggregate original principal amount of Fifty-five Million Dollars ($55,000,000.00) (collectively, together with any additional Notes delivered as provided herein, the “Note” or the “Notes”); (iii) the Security Documents; (iv) the Guaranty; (v) the Fee Letter; (vi) the Modifications and Amendments and (vi) any and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto executed to further evidence or secure the Facility.

3.2                               Collateral.

(a)                                  The Pledge Agreement shall remain in full force and effect with respect to and a binding obligation of each of the Pledgors during the term hereof. The Pledge Agreement, together with the UCC-1 financing statements filed in connection therewith and the other certificates and documents executed in connection therewith, all in form and substance acceptable to Administrative Agent on behalf of Lenders, are collectively referred to herein as the “Security Documents.” The Collateral consists of the Pledged Shares.

(b)                                 Borrower hereby authorizes Administrative Agent at any time and from time to time to file financing statements, continuation statements, and amendments thereto describing the Collateral without the signature of Borrower.

3.3                               Guaranty.

Borrower will cause the Guarantor to execute and deliver an unconditional, continuing Third Amended and Restated Guaranty of even dale herewith guaranteeing, among other things, payment of all principal and interest due under the Facility and performance of all of Borrower’s Obligations under the Facility (the “Guaranty”).

4.                                      CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES.

Borrower hereby represents and warrants to the Administrative Agent and the Lenders that it has the power and authority to enter into this Agreement and the other Credit Documents and to perform the Borrower’s Obligations under and consummate the transactions contemplated by this Agreement and the Credit Documents and that it has by proper action duly authorized the execution and delivery of this Agreement and the other Credit Documents. Borrower hereby further agrees that Administrative Agent and each of the Lenders is authorized to rely upon the continuing authority of the persons, officers, signatories or agents designated by Borrower (“Authorized Representatives”) to bind Borrower with respect to ail matters pertaining to the Facility and the Credit Documents including, but not limited to, the selection of interest rates. Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent. The present Authorized Representatives are listed on Exhibit C and are hereby approved by Administrative Agent. Administrative Agent shall have a right of approval, not lo be unreasonably withheld or delayed, over the identity of any additional Authorized Representatives so as to assure Administrative Agent and each of the Lenders that each Authorized Representative is a responsible and senior official of Borrower.

5.                                      CONDITIONS PRECEDENT.

The obligation of Administrative Agent and Lenders to enter into this Agreement and (he obligation of Lenders to make the Initial Funding shall be subject to satisfaction of the following conditions (in form and substance acceptable to Administrative Agent and Lenders):

5.1                               Satisfactory Credit Documents.

Bach of the Credit Documents and Security Documents shall be satisfactory in form, content and manner of execution and delivery to Administrative Agent and Administrative Agent’s counsel.

5.2                               No Material Change.

No change shall have occurred in the condition (financial or otherwise), business, assets, affairs, operations, prospects or control of Borrower, Guarantor or any Pledgor which would have a Material Adverse Effect since the date of such party’s financial statements most recently delivered to Administrative Agent pursuant to the terms of the Prior Credit Agreement.

5.3                               Warranties and Representations Accurate.

All warranties and representations made by or on behalf of Borrower, Guarantor and each Pledgor to Administrative Agent or any Lender shall be true, accurate and complete in all material respects and shall not omit any material fact necessary to make the same not misleading.

5.4                               Financials.

Administrative Agent on behalf of Lenders shall have received and approved financial statements from Borrower and Guarantor for the fiscal year ended June 30, 2008 and for each fiscal quarter ended prior lo the dale of this Agreement, in each case pursuant to the terms and conditions set forth in the Prior Credit Agreement and in form and substance as would have been required for such financial statements under Section 7.2 hereof.

5.5                               Validity and Sufficiency of Security Documents.

The Security Documents shah create (or continue to maintain) a valid and perfected lien on the Collateral in favor of the Administrative Agent and for the benefit of the Administrative Agent and the Lenders, and each of the Security Documents and related UCC filings shall have been duly recorded or filed to the satisfaction of Administrative Agent, and Administrative Agent’s counsel.

5.6                               No Other Liens; Taxes and Municipal Charges Current.

The Collateral shall not be subject to any liens or encumbrances, whether inferior or superior to the Credit Documents or the Security Documents, unless such liens or encumbrances have been approved by Administrative Agent and Lenders.

5.7                               Organizational Documents and Entity Agreements.

Administrative Agent shall have received and approved the Borrower’s Organizational Documents and the organizational documents of Guarantor, each other Pledgor and those entities which comprise the respective partners or members thereof and certificates of good standing and legal existence for Borrower, Guarantor and each Pledgor, in each case issued as of a recent date by such entity’s state of organization.

5.8                               Votes, Consents and Authorizations,

Administrative Agent shall have received and approved certified copies of all partnership, entity and corporate votes, consents and authorizations of Borrower, Guarantor and each Pledgor as may be required to evidence authority for: (a) closing the Facility and the transactions contemplated by this Agreement and the other Credit Documents; (b) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower, Guarantor and each Pledgor; and (c) the execution of all Credit Documents.

5.9                               Legal and Other Opinions.

Administrative Agent shall have received and approved legal opinion letters from counsel representing Borrower, Guarantor and each Pledgor which meet Administrative Agent’s legal opinion requirements.

5.10                        Due Diligence.

All due diligence deemed necessary by Administrative Agent shall have been completed and approved by Administrative Agent,

5.11                        Fees and Expenses.

All fees and expenses owing to Lenders and Administrative Agent shall have been paid.

5.12                        Consents.

Administrative Agent shall have received and approved ail consents and approvals that are required in connection with the execution and delivery of this Agreement and the other Credit Documents, including without limitation, consents and approvals required under existing mortgage and loan agreements and organizational agreements, and from governmental authorities.

5.13                        No Default/Compliance with Covenants.

(a)                                  There shall not be any Default or Event of Default under any of the Credit Documents, (b) Borrower, Guarantor and each Pledgor shall be in compliance with all covenants contained herein and in the other Credit Documents and (c) the Borrower, Guarantor and each Pledgor shall be in compliance with all of their respective material financial obligations.

5.14                        No Litigation.

There shall not be any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority, that has a reasonable probability of materially adversely affecting Borrower, Guarantor, any Pledgor, any Initial Advance Property or any transaction contemplated hereby or by the Credit Documents, or the ability of Borrower, Guarantor or any Pledgor to perform its obligations under this Agreement or the other Credit Documents.

5.15                        Intentionally Omitted.

5.16                        Conditions to all Loans.

The obligations of Administrative Agent and each Lender to make, convert or extend any Loan (including the Initial Funding) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Sections 5.1 through Section 5.15 above:

(a)                                  Borrower shall have delivered a Notice of Borrowing and a Notice of Rate Selection;

(b)           the representations and warranties set forth in Section 6 shall be, subject to the limitations set forth therein, true and correct in all material respects as of such date (except for those which expressly relate to an earlier dale);

(c)           no Default or Event of Default shall exist and be continuing either prior to or after giving effect to the making of such Loan;

(d)           since the most recent calculation thereof, no material adverse change shall, in the reasonable judgment of the Administrative Agent, have occurred with respect lo either the IREC Share Value or the IWEST Share Value;

(e)           immediately after giving effect to the making of such Loan (and the application of the proceeds thereof), the Credit Exposure shall not exceed the Commitment Limit;

(f)            the acquisition of the Advance Properly with respect to which the Borrower has requested a Loan shall have closed or shall close within three (3) Business Days after the date such Loan is made, and Borrower shall provide Administrative Agent with written notice that such acquisition has occurred, together with an executed closing statement with respect to such acquisition;

(g)           Administrative Agent shall have received and approved the Advance Properly Submittals with respect to each of the Advance Properties and such other information and documentation as may be reasonably requested by Administrative Agent; and

(h)           there shall not be any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority, that has a reasonable probability of materially adversely affecting the Advance Property with respect to which a Loan is being made.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by Borrower of the correctness of the matters specified in subsections (b), (c), (d), (e) and (h) above. Administrative Agent on behalf of Lenders hereby acknowledges its receipt and approval (or waiver) of all Advance Property Submittals for all of the Initial Advance Properties.

6.             WARRANTIES AND REPRESENTATIONS.

Borrower warrants and represents to Administrative Agent and each of the Lenders for the express purpose of inducing Administrative Agent and Lenders to enter into this Agreement, to make the Facility available to Borrower, to make (he Loans, and to otherwise complete all of the transactions contemplated hereby, that as of the date of this Agreement, upon the dale any Loan is funded and at all times thereafter until such Loan has been repaid and all obligations to Administrative Agent and each of the Lenders have been satisfied as follows:

6.1          Financial Information.

The financial statements of the Borrower and Guarantor delivered lo the Administrative Agent pursuant to the terms of the Prior Credit Agreement and the terms of this Agreement are true, accurate and complete in all material respects and the same fairly present the financial condition of Borrower and Guarantor as of the dates thereof. Such financial statements were prepared in accordance with GAAP and since the date of such financial statements there have occurred no changes or circumstances which have had or will have a Material Adverse Effect. All Financial statements of Borrower and Guarantor hereafter furnished to Administrative Agent and each of the Lenders shall be true, accurate and complete and shall fairly present the financial condition of Borrower and Guarantor as of the dates thereof.

6.2          No Violations.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will: (i) violate or conflict with any provision of the Borrower’s Organizational Documents or other governance documents of

Borrower, Guarantor or any other Pledgor; (ii) violate any law, regulation (including without limitation Regulation U (12 CFR 223, regarding margin stock), Regulation X (12 CFR 224, regarding borrowers of securities credit) or Regulation T (12 CFR 220, regarding credit by brokers and dealers)) order, writ, judgment, injunction, decree or permit applicable to Borrower, Guarantor or any other Pledgor; (iii) violate or materially conflict with the contractual provisions of, or cause an event of default under, any indenture, mortgage, deed of trust, contract or other agreement or instrument to which Borrower, Guarantor or any other Pledgor is a party or by which Borrower, Guarantor or any other Pledgor may be bound; or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or in connection with the Credit Documents) upon or with respect to the properly of Borrower, Guarantor or any other Pledgor. None of Borrower, Guarantor or any other Pledgor is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

6.3          No Litigation.

There is no action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority, that has a reasonable probability of materially adversely affecting Borrower, Guarantor, any Pledgor, any Initial Advance Property or any transaction contemplated hereby or by the Credit Documents, or the ability of Borrower, Guarantor or any Pledgor to perform its obligations under this Agreement or the other Credit Documents.

6.4          Compliance With Legal Requirements.

The Borrower, the Guarantor and each Pledgor is in compliance in all material respects with all laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect.

6.5          Use of Proceeds.

The proceeds of any Loan shall be used solely for the purposes described in Section 1.3 above.

6.6          Entity Matters.

6.6.1        Borrower. Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (e) has all necessary power pursuant to proper authorization to enable it to enter into the Credit Documents; (d) is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the failure to do so could have a Material Adverse Effect; and (e) has the corporate or other necessary power and authority, and the legal right, to conduct the business in which it is currently engaged.

6.6.2        Guarantor. Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has all necessary power pursuant to proper authorization to enable it to enter into the Credit Documents to which it is a party; (d) is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the failure to do so could have a Material Adverse Effect; and (e) has the corporate or other necessary power and authority, and the legal right, to conduct the business in which it is currently engaged.

6.6.3        POC. POC (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has all necessary power pursuant to proper authorization to enable it to enter into the Credit Documents lo which it is a party; (d) is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the failure to do so could have a Material Adverse Effect; and (c) has the corporate or other necessary power and authority, and the legal right, to conduct the business in which it is currently engaged.

6.6.4        Inland ISHC. Inland ISHC (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has all necessary power pursuant to proper authorization to enable it to enter into the Credit Documents to which it is a party; (d) is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the failure to do so could have a Material Adverse Effect; and (e) has the corporate or other necessary power and authority, and the legal right, to conduct the business in which it is currently engaged.

6.6.5        IPC. IFC (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has all necessary power pursuant to proper authorization to enable it to enter into the Credit Documents to which it is a party; (d) is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the failure to do so could have a Material Adverse Effect; and (e) has the corporate or other necessary power and authority, and the legal right, to conduct the business in which it is currently engaged.

6.6.6        Intentionally Omitted.

6.7          Valid and Binding.

Bach of the Credit Documents constitutes the legal, valid and binding obligations of Borrower and, where applicable, Guarantor and each Pledgor; and Borrower’s Organizational Documents constitute the legal, valid and binding obligations of the parties thereto, in accordance with the respective terms thereof. All required entity actions and proceedings have been duly taken with respect to Borrower, Guarantor and each Pledgor so as to authorize the execution and delivery by Borrower, Guarantor and each Pledgor of (he Credit Documents. All consents and approvals that are required in connection with the execution and delivery of this Agreement and the other Credit Documents have been obtained, including without limitation, consents and approvals required under existing mortgage and loan agreements, organizational agreements, and from governmental authorities.

6.8          Deferred Compensation and ERISA.

Borrower has not established and does not plan to establish any pension, profit sharing, stock option, insurance or other arrangement or plan (“or employees covered by Title IV of the Employment Retirement Security Act of 1974, as now or hereafter amended (“ERISA”) and no “Reportable Event” as defined in Section 4043 of ERISA has occurred and is now continuing with respect to any “multiemployer plan” or “single-employer plan” as defined in Section 4001 of ERISA (an “ERISA Plan”). The granting of the Facility, the performance by Borrower of its obligations under the Credit Documents and Borrower’s conducting of its operations do not and will not violate any provisions of ERISA.

6.9          No Material Change; No Default.

None of Borrower, Guarantor nor any other Pledgor is in default in any respect under any contract, lease, agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default presently exists. Borrower, Guarantor and each Pledgor has each filed all required federal, state and local tax returns and has paid all taxes due pursuant to such returns or any assessments against such enmity. No change has occurred with respect to Borrower, Guarantor, any other Pledgor, the Collateral or any Advance Property that would reasonably be expected to have a Material Adverse Effect.

6.10        No Broker or Finder.

Neither Borrower, nor anyone on behalf of Borrower, has dealt with any broker, finder or other person or entity who or which may be entitled to a broker’s or finder’s fee, or other compensation, in connection with the Facility or the Prior Credit Agreement.

6.11        Background Information and Certificates.

All of the factual information contained or referred to in this Agreement (including the exhibits to this Agreement) and the other Credit Documents, and in the certificates and opinions furnished to Administrative Agent or any Lender by or on behalf of Borrower, Guarantor and each other Pledgor in connection with (he Facility, is true, accurate and complete in all material respects, and omits no material fact necessary to make the same not misleading.

6.12        Consents.

Except to the extent previously obtained, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents.

6.13        Indebtedness.

Except as stated in the most recent financial statements provided pursuant to Sections 5.4 or 7.2 hereof, as applicable, Borrower does not have any Indebtedness, except as previously disclosed to the Administrative Agent.

6.14        Government Regulation.

Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act, each as amended. Borrower is an “affiliated person(s)” of an “investment company”, as those terms are defined in the Investment Company Act of 1940, as amended, and necessary documentation has been filed with the appropriate authorities regarding Borrower’s status thereunder. The consummation of the transactions contemplated by this Agreement and the other Credit Documents will not result in the violation by Borrower of any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower is not a “holding company”, or a “subsidiary company” o( a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.15        Environmental Matters.

(a)           Except as would not result or be reasonably expected to result in a Material Adverse Effect:

(i)            Neither Borrower nor any of its Subsidiaries has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Advance Properties, nor does Borrower have knowledge that any such notice is being threatened.

(ii)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any Subsidiary of Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, remediation orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary of Borrower or any of the Advance Properties.

6.16        Pledged Shares.

Set forth on Exhibit B-1 is a complete and accurate list of (a) the IREC Pledged Shares existing as of July 31, 2008 and (b) the IWEST Pledged Shares existing as of July 31, 2008, or, in each case, such later date on which the Borrower may update such exhibit in accordance with Section 7.2.5 hereof. Administrative Agent shall provide an updated Exhibit B-1 to Lenders upon receipt thereof. The IREC Pledged Shares set forth on Exhibit B-1 July 31, 2008 represent approximately 4.78% of all shares of IREC Capital Stock outstanding as of July 31, 2008 and the IWEST Pledged Shares set forth on Exhibit B-1 as of July 31, 2008 represent approximately 4.75% of all shares of IWEST Capital Stock outstanding as of July 31, 2008.

6.17        Initial Advance Properties.

Set forth on Exhibit B-2 is a complete and accurate list of all Initial Advance Properties existing as of the Closing Date. Administrative Agent shall provide an updated Exhibit B-2 to Lenders upon receipt thereof.

6.18        Full Disclosure.

All information heretofore furnished by Borrower to Administrative Agent or any Lender for purposes of or in connection with this Agreement or the other Credit Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Borrower to Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated. Borrower has disclosed to Administrative Agent and Lenders in writing any and all facts which have had or might have in the future a Material Adverse Effect.

6.19        Other Warranties and Representations.

Borrower has no reason to believe that any warranties or representations made in writing by Guarantor or any other Pledgor to Administrative Agent or any Lender are untrue, incomplete or misleading in any material respect.

6.20        Solvency.

Borrower, Guarantor and each other Pledgor are each Solvent.

6.21        Advance Properties.

(a)           Borrower has not received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any Advance Properly or any part thereof, or any proposed termination or impairment of any parking at any such Advance Property or of any sale or other disposition of any Advance Property or any part thereof in lieu of condemnation.

(b)           To Borrower’s knowledge: (i) no portion of any Advance Properly has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition; and (ii) no portion of any Advance Properly is located in a special flood hazard area as designated by any federal governmental authority or, if so located therein, national Hood insurance is available and has been applied for with respect to such Advance Properly.

(c)           Borrower has not received any written notice of any pending, threatened or contemplated proceedings affecting any Advance Property which could have a Material Adverse Effect.

(d)           Borrower and those Subsidiaries of Borrower that will be acquiring Advance Properties have acquired, arc acquiring and will acquire al! Advance Properties for their own account and not as trustee or agent or on behalf of any other Person, directly or indirectly, and without any intention of selling or assigning the same except in the normal course of Borrower’s business.

(e)           None of the Borrower or any individual Subsidiary thereof directly owns legal title to more than one (1) Advance Property; provided, for purposes of clarification, that the Borrower or certain of its Subsidiaries may own Capital Stock of multiple Persons which each hold an Advance Property.

7.             COVENANTS.

Borrower covenants and agrees that from the date hereof and so long as any Indebtedness remains unpaid hereunder, or any of the Loans or other obligations remain outstanding, as follows:

7.1          Notices.

Borrower shall, with reasonable promptness, but in all events within ten (10) days after it has actual knowledge thereof, unless Borrower has resolved or otherwise cured such matter within such ten (10) day period, notify Administrative Agent and each of the Lenders in writing of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the Credit Documents, specifying the nature and existence thereof. Such notification shall include a written statement of any remedial or curative actions which Borrower proposes to undertake to cure or remedy such Default or Event of Default.

7.2          Financial Statements and Reports.

Borrower shall furnish or cause to be furnished to Administrative Agent from time to time the following financial statements and reports and other information, all in form, manner of presentation and substance acceptable to Administrative Agent:

7.2.1        Annual Statements. Within one hundred and eighty (180) days following the end of each fiscal year of each of Borrower and Guarantor, a consolidated balance sheet and income statement of such entity, prepared in accordance with GAAP, as of the end of such fiscal year together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified as to the status of Borrower or Guarantor as a going concern.

7.2.2        Periodic Statements. Within sixty (60) days following the end of each fiscal quarter of each of Borrower and Guarantor (other than a fiscal quarter occurring at the end of a fiscal year), a consolidated balance sheet and income statement of such entity, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to Administrative Agent, and accompanied by a certificate of an authorized officer of Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of Borrower and Guarantor and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

7.2.3        Data Requested. Within a reasonable period of time after a request from Administrative Agent, such other financial data or information as Administrative Agent may reasonably request with respect to Borrower, Guarantor, each other Pledgor, the Collateral or any of the Advance Properties, including, without limitation, operating statements, budgets, rent rolls, lease status reports, historical and projected operating statements, development budgets, documentation relating to existing debt, engineering reports, environmental reports, surveys, title commitments, and appraisals.

7.2.4        Tax Returns. Upon the request of Administrative Agent and after the filing thereof, complete copies of all federal and state tax return supporting schedules of Borrower, Guarantor and each other Pledgor contained within the consolidated returns of the Inland Group will be provided to Administrative Agent.

7.2.5        Updates to Exhibit B-l. Within ten (10) days of any date on which any of the information set forth on Exhibit B-l attached hereto is, in any manner, caused to be or otherwise becomes inaccurate, an update to Exhibit B-l correcting such information, such exhibit to be in form and substance acceptable to the Administrative Agent, in its reasonable discretion.

7.2.6        Officer’s Certificate.

(a)           At the time of delivery of the financial statements provided for in Sections 7.2.1 and 7.2.2 above, a certificate of an authorized officer of Borrower substantially in the form of Exhibit G (an “Officer’s Certificate”) (i) demonstrating compliance with the financial covenants contained in Section 7.3 by calculation thereof as of the end of each such fiscal quarter, and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action Borrower proposes to take with respect thereto.

(b)           In the event that any of the certificates delivered to Administrative Agent pursuant to this Section 7.2.6 indicates a violation of the financial covenants contained in Section 7.3, the Commitment Limit shall be reduced by the amount necessary, if any, in order for Borrower to maintain compliance with all covenants contained herein or in the other Credit Documents, including without limitation the covenants set forth in Section 7.3, and Borrower shall make any prepayment required by Section 2.3.10(b).

7.2.7        Advance Properties. As soon as available, and in any event within forty five (45) days after the close of each fiscal quarter of Borrower, (i) a report in a form satisfactory to Administrative Agent in its reasonable discretion describing (A) each Advance Property in which Borrower has acquired an interest during such fiscal quarter and (B) and any transfers of direct or indirect ownership interests in any Advance Property that have occurred during such fiscal quarter, and (ii) for each Advance Properly, (A) an operating statement and (B) a current rent roll.

7.2.8        Change in Value of Pledged Shares. Within two Business Days of the date on which Borrower becomes aware of same, notice to the Administrative Agent of any material adverse change in the IWEST Share Value.

7.2.9        [Intentionally deleted.]

7.2.10      Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to Borrower, Guarantor, or any other Pledgor in connection with any annual, interim or special audit of the books of Borrower, Guarantor or any other Pledgor.

7.2.11      Environmental Reports. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the United States Environmental Protection Agency, or any stale or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safely matters, or any successor agencies or authorities concerning environmental, health or safely matters pertaining to any of the Advance Properties.

7.2.12      Notice of Default or Litigation. Upon Borrower obtaining knowledge thereof, Borrower shall give written notice to Administrative Agent promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to Borrower. Guarantor or any other Pledgor: (i) the occurrence of an event or condition consisting of a Default or an Event of Default, specifying the nature and existence thereof and what action Borrower proposes to lake with respect thereto, (ii) the pendency or commencement of any litigation, arbitral or governmental proceeding against such entity in which damages are sought or environmental remediation demanded which could reasonably be expected lo be adversely determined and which, if adversely determined, could be expected to have a Material Adverse Effect, (iii)

any levy of an attachment, execution or other process against any material portion of such entity’s assets, (iv) the occurrence of an event or condition which shall constitute a default or event of default under any other agreement for borrowed money continuing after the expiration of any applicable grace or cure period, (v) any development in its business or affairs that has resulted in, or that Borrower reasonably believes may result in, a Material Adverse Effect, or (vi) the institution of any proceedings against, or the receipt of notice of potential liability or responsibility for any violation, or alleged violation which could reasonably be expected to be adversely determined, of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

7.2.13      Debt. Promptly upon Borrower’s obtaining knowledge thereof, notice to Administrative Agent specifying the amount and nature of any additional Indebtedness, encumbrances, mortgages or other security interests affecting the Collateral or any of the Advance Properties held by Borrower or any of Borrower’s Subsidiaries.

7.2.14      Notice of Sale of Advance Properties. Borrower shall give Administrative Agent written notice of the sale of any Advance Property by Borrower or any Subsidiary of Borrower or the sale of any direct or indirect interest in an Advance Property, with such notice to be accompanied by such documentation as Administrative Agent may require in order to calculate the Net Proceeds of such sale that are to be paid by Borrower to Lenders pursuant to Section 2.3.10(b)(ii).

7.2.15      Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of Borrower, Guarantor or any other Pledgor as Administrative Agent may reasonably request.

7.3          Financial Covenants.

(a)           Debt Service Coverage Ratio. The Debt Service Coverage Ratio of Borrower shall not, at any time during the Term, be less than 1.30:1.00. This covenant shall be tested quarterly at the end of each calendar quarter based on the Net Operating Income and debt service payable during the immediately prior calendar quarter.

(b)           Loan to Value Ratio. With respect to each Advance Property owned by the Borrower or a Subsidiary thereof, the Loan to Value Ratio shall not, at any time during the Term, be greater than one hundred percent (100%). This covenant shall be tested quarterly at the end of each calendar quarter.

(c)           Minimum Net Worth. At all times during the Term of the Facility, Borrower shall maintain a minimum Net Worth of at least Eighty Million Dollars ($80,000,000.00). This covenant shall be tested quarterly at the end of each calendar quarter.

7.4          Indebtedness and Restrictions on Liens, Transfers and Additional Debt.

(a)           The amount of the financing encumbering any Advance Property shall not exceed: (i) with respect to all mortgage financing, Mezzanine Financing and any other debt financing secured by a Lien or other security interest with respect to such Advance Property, ninety percent (90%) of the Advance Property Value of such Advance Property, (ii) with respect to all first mortgage debt encumbering such Advance Property, seventy-five percent (75%) of the Advance Property Value of such Advance Property, and (iii) with respect to all Mezzanine Financing and any other debt financing secured by a Lien or other security interest with respect to such Advance Property, twenty-five percent (25%) of the Advance Property Value of such Advance Property.

(b)           Borrower may incur recourse Indebtedness in the normal course of Borrower’s business and in connection with additional lines of credit not exceeding $35,000,000 in the aggregate, provided that Borrower shall give Administrative Agent written notice with respect to any such recourse Indebtedness that exceeds Five Million Dollars ($5,000,000) in a single instance or provides for Five Million Dollars ($5,000,000) or more of revolving financing, with such notice to be given within ten (10) Business Days after incurring such recourse Indebtedness.

(c)           Subject to the requirements of Section 2.3.30(b)(ii), Section 7.2.14 and Section 7.4(a), Borrower and its Subsidiaries shall be permitted to self, transfer and encumber Advance Properties and direct and indirect interests therein without the approval of Administrative Agent and each Lender.

(d)           None of the Borrower or any other Pledgor will, directly or indirectly, sell, transfer, pledge or otherwise encumber all or any portion of the Pledged Shares at any time owned by them without the prior written consent of Administrative Agent and each Lender.

7.5          Liens/Negative Pledges.

Except for Permitted Liens, Borrower will not either (a) contract, create, incur, assume or permit to exist any Lien with respect to any of the Advance Properties or the Collateral, whether now owned or hereafter acquired or (b) enter into, assume or become subject to any agreement (i) prohibiting or otherwise restricting the creation or assumption of any Lien upon the Advance Properties or the Collateral or (ii) requiring Borrower to grant a Lien to a Person in the event it grants a Lien to another Person.

7.6          Nature of Business.

Each of Guarantor and Borrower will not alter the character or conduct of its business conducted as of the Closing Date.

7.7          Limitations on Certain Transactions.

(a)           Borrower shall preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization and shall not dissolve or liquidate. Borrower shall not merge or consolidate with any other entity except wholly owned Subsidiaries of Inland Group where such merger or consolidation would not have a Material Adverse Effect; provided, that to the extent the Borrower enters into any such merger or consolidation, the Borrower shall, in any case, be the surviving entity and shall remain directly liable for the full and final satisfaction of all of the Borrower’s Obligations hereunder.

(b)           Borrower will not become party to any document, agreement, or instrument or subject to any other obligation or any charier or corporate or partnership restriction, as the case may be, from and after the date hereof, which individually or in the aggregate would have a Material Adverse Effect.

7.8          Investments.

Borrower will not make any Investment unless (a) such Investment is a Permitted Investment and (b) after giving effect on a pro forma basis to such Investment, no Default or Event of Default would exist hereunder.

7.9          Dividends and Distributions.

While a Default or an Event of Default exists, Borrower shall not declare any dividends or distributions. So long as no Default or Event of Default exists, Borrower may declare dividends or distributions to the extent not prohibited under Borrower’s Organizational Documents.

7.10        Transactions with Affiliates.

Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction or series of transactions with any member of Borrower or any of its Subsidiaries or any employee of Borrower or any of its Subsidiaries other than on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than any such member or employee.

7.11        Borrower’s Organizational Documents.

Borrower will not cause or permit any amendment, modification, supplement, waiver or termination of any provisions of Borrower’s Organizational Documents or any other governing or organizational document of

Borrower, Guarantor or any other Pledgor in any manner that might have a Material Adverse Effect or that might impair the rights of Administrative Agent and Lenders (including without limitation any changes to the leverage covenants in such documents) without the prior written consent of Administrative Agent and the Required Lenders, which consent may be granted or withheld in the sole discretion of Administrative Agent and the Required Lenders.

7.12        ERISA.

Borrower will not establish any ERISA Plan.

7.13        Place for Records: Inspection.

Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement. Upon not less than three (3) Business Days’ prior notice and at reasonable times during normal business hours, Administrative Agent shall have the right (through such agents or consultants as Administrative Agent may designate) to make copies of and abstracts from Borrower’s books of account, correspondence and other records and to discuss its financial and other affairs with any of its partners or members and any accountants hired by Borrower, it being agreed that Administrative Agent and each of the Lenders shall use reasonable efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Facility, enforcing their rights and remedies under the Credit Documents and in the conduct, operation and regulation of their banking and lending business (which may include, without limitation, the transfer of the Facility or of participation interests therein). Any assignee or transferee of the Facility or any holder of a participation interest in the Facility shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Facility or of further participation interests therein.

7.14        Costs and Expenses.

Borrower shall pay on demand: (a) all reasonable attorneys’ fees incurred by Administrative Agent in connection with the preparation and implementation of the Facility (excluding, however, any attorneys’ fees and all other costs and expenses incurred in connection with the Initial Advance Properties) and (b) all reasonable costs and expenses incurred by Administrative Agent and Lenders in connection with the default, collection, waiver or amendment of loan terms, or in connection with Administrative Agent’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder. Borrower shall not be required to pay any costs or expenses of Administrative Agent or any Lender incurred in connection with the evaluation of any Advance Properties or in connection with obtaining any additional Lenders or participants in the Facility.

7.15        Compliance with Legal Requirements.

Borrower shall comply with all Legal Requirements and Environmental Laws.

7.16        Replacement Documentation.

Upon receipt of an affidavit of an officer of Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of any of the Notes or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document and receipt of an agreement of indemnification satisfactory to Borrower executed by Administrative Agent or the applicable Lender, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

7.17        Pledged Shares.

Each of the Pledgors shall at all limes comply with the following covenants with respect to the Pledged Shares: (a) the party identified as the owner of the respective Pledged Shares on Exhibit B-l attached hereto shall have full right, title and interest to such Pledged Shares; (b) no Pledgor shall encumber any of the Pledged Shares owned by them, convey or transfer any such Pledged Shares or otherwise grant any interest in or relating to the Pledged Shares (except to the Administrative Agent for the benefit of the Lenders, as required pursuant to the terms hereof); (c) each Pledgor shall comply with all applicable Legal Requirements with respect to the Pledged Shares; (d) each Pledgor shall promptly deliver to Administrative Agent copies of all notices given or received with respect to any of the Pledged Shares (other than routine correspondence); (e) each Pledgor, as applicable, shall comply with all covenants contained in the Security Documents that are in effect with respect to the Pledged Shares and (0 each Pledgor, as applicable, shall provide to the Administrative Agent such stock powers, powers of attorney or other documents or instruments necessary or otherwise from time to time reasonably requested by the Administrative Agent to facilitate and permit the Administrative Agent’s registration and sale of the Pledged Shares and Administrative Agent’s exercise of its other rights and remedies with respect to the Pledged Shares, as referenced in the Security Documents.

7.18        Indemnification.

Borrower shall, at all times, both before and after repayment of the Facility, at its sole cost and expense, defend, indemnify, exonerate and save harmless Administrative Agent, each Agent-Related Person, each of the Lenders and each Lender-Related Person, together with all those claiming by, through or under Administrative Agent, each Agent-Related Person, each Lender-Related Person and each of the Lenders (each, an “Indemnified Party”) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, attorneys, fees and experts, fees and disbursements, which may at any time be imposed upon, incurred by or asserted or awarded against such Indemnified Party arising from or out of: (i) any violation of any Legal Requirement; (ii) the enforcement of (he terms and provisions of this Agreement and the other Credit Documents; (iii) any hazardous materials or environmental conditions in, on, under or affecting any of the Advance Properties or any other real estate or assets owned or previously owned by the Borrower or in which the Borrower holds or previously held an interest; (iv) lawsuits and litigation arising in connection with the Borrower’s activities or assets; (v) the payment of any fees to any Subsidiary; and (vi) any Advance Property, except for matters resulting from the gross negligence or willful misconduct of Administrative Agent, an applicable Agent-Related Person or any Lender.

7.19        [Intentionally deleted.]

7.20        Use of Proceeds.

All proceeds of Loans shall be used only for the purposes permitted hereunder. No portion of the proceeds of any Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

7.21        Advance Properties.

Borrower shall, and shall cause its Subsidiaries to, (a) maintain all Advance Properties in a manner consistent with Borrower’s standard operating procedures, (b) maintain property and liability insurance with respect to all Advance Properties with financially sound and reputable insurance companies, of the kinds customarily insured against by Persons engaged in the same or similar business and of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and (c) comply with all Legal Requirements and all Environmental Laws with respect to all Advance Properties. None of the Borrower or any of its Subsidiaries shall, as of any given date of determination, own direct legal title to more than one (I) Advance Property; provided, for purposes of clarification, that the Borrower or certain of its Subsidiaries may own Capital Stock of multiple Persons which each hold an Advance Property.

8.             SPECIAL PROVISIONS.

8.1          Right to Contest.

8.1.1        Taxes and Claims by Third Parties. Notwithstanding the provisions of Section 2.3.4.2 which obligate Borrower to pay taxes and other obligations to third parties when due, it is agreed that any tax, assessment, charge, levy, claim or obligation to a third party (expressly excluding an obligation created under the Credit Documents) need not be paid while the validity or amount thereof shall be contested currently, diligently and in good faith by appropriate proceedings and if Borrower shall have adequate unencumbered cash reserves with respect thereto, and provided that Borrower shall pay all taxes, assessments, charges, levies or obligations immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest.

8.1.2        Legal Requirements. Borrower may contest any claim, demand, levy or assessment under any Legal Requirements by any person or entity if: (i) the contest is based upon a material question of law or fact raised by Borrower in good faith; (ii) Borrower properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful; (iv) Borrower demonstrates to Administrative Agent’s reasonable satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary; (v) the likely cost of complying with the Legal Requirement in the event the contest is not successfully resolved, as determined in good faith by Administrative Agent, is not more than $5,000,000.00 and there is no reason to believe that the contest will not be resolved prior to the Maturity Dale; and (vi) no Default or Event of Default exists. Borrower may contest a claim, demand, levy or assessment under any Legal Requirement by any person or entity that does not meet the requirements set forth in (v) above provided that Borrower gives written notice to Administrative Agent that it intends to contest such claim, demand, levy or assessment and that Lenders will not be required to fund any Loans until such contest has been finally resolved; provided, however, if such claim, demand, levy or assessment is discharged or dissolved by a bond or insured over in a manner reasonably acceptable to Administrative Agent, Lenders will continue to fund Loans during such contest.

8.2          Borrower Fully Liable.

Borrower shall be fully liable for the Facility, each of the Loans, and the Borrower’s Obligations.

9.             EVENTS OF DEFAULT.

The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Administrative Agent and Lenders following an Event of Default.

9.1          Default and Events of Default.

Each of the following events, unless cured within any applicable cure and/or grace period set forth or referred to below in this Section 9.1, shall constitute an “Event of Default”:

9.1.1        Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest on any Loan, any commitment or other fee due hereunder or any other amount payable (whether for costs and expenses incurred by the Administrative Agent and Lenders, as indemnification payments due hereunder or otherwise) hereunder or under any other Credit Document; provided, that such five (5) day period shall commence without notice with respect to interest payments due hereunder, but shall not commence with respect to any commitment or other fee due hereunder or any other amount payable until Borrower has received notice from the Administrative Agent or a Lender that such payment is due; or

9.1.2        Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 7.1, 7.3, 7.4, 7.5, 7.7, 7.8, 7.9, 7.10, 7.11, 7.17, 7.18 or 7.20; or

9.1.3        Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Sections 9.1.1 or 9.1.2 above) contained herein and such failure continues for thirty (30) days (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the Borrower has diligently commenced such cure and is diligently pursuing completion thereof); or

9.1.4        Note and Other Credit Documents. (i) There occurs a default by Borrower, Guarantor or any other Pledgor in the performance of any term or provision of the Note(s) or of any of the other Credit Documents and (unless a specific notice and/or cure period is provided for in such document, in which case such specific notice and/or cure period shall apply) such default continues for thirty (30) days (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable party has diligently commenced such cure and is diligently pursuing completion thereof); (ii) there occurs a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Note(s) or any other Credit Document, regardless of whether the then undisbursed portion of the Maximum Loan Amount is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured and (unless a specific notice and/or cure period is provided for in such document, in which case such specific notice and/or cure period shall apply) such default continues for thirty (30) days (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable party has diligently commenced such cure and is diligently pursuing completion thereof); or (iii) any Credit Document shall fail to be in full force and effect or to give Lenders the liens, rights, powers and privileges purported to be created thereby (except insofar as such rights, powers and privileges are contrary to applicable public policy and except to the extent such failure is due to the gross negligence or willful misconduct of Administrative Agent or a Lender); or

9.1.5        Financial Status and Insolvency.

A.            Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent lo, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its Investments; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under (he provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; (ix) have an attachment or execution levied against any portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or (x) have any materially adverse change in its financial condition since the dale of this Agreement; or

B.            any such event shall occur with respect to Guarantor or any other Pledgor; or

9.1.6        Breach of Representation or Warranty. Any material representation or warranty made by Borrower herein or in any other instrument or document relating to the Facility or the Collateral shall at any time be materially false or misleading, or any warranty shall be materially breached; provided, that the Borrower shall, with respect to breaches of any such representations or warranties other than those set forth Sections 6.1, 6.2, 6.5, 6.6, 6.7, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.20, have thirty (30) days following notice from Administrative Agent to cause such representation or warranty to be true and correct in all material respects prior to such breach constituting an Event of Default hereunder; or

9.1.7        Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Agreement) of Borrower, (A) (1) Borrower shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, (he holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of lime is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the staled maturity thereof; or

9.1.8        Guarantor Default. A default not cured within any applicable grace period by Guarantor in the performance of any term or provision of this Agreement or any other Credit Document to which Guarantor is a party or by which Guarantor is bound, or the breach of, or any failure to satisfy, any other term, provision, condition or warranty imposed upon Guarantor in this Agreement or any other Credit Document to which Guarantor is a party or by which Guarantor is bound; or

9.1.9        Advance Properties. A default not cured within any applicable grace period under any mortgage financing, Mezzanine Financing and any other debt financing secured by a Lien or other security interest on or with respect to such Advance Property; or

9.1.10      Collateral Value. The per share price of the IREC Pledged Shares is, as of any day, less than $5.00/share as of the close of the New York Stock Exchange (not including any after-hours trading).

9.1.11      Judgment. A final nonappealable judgment for the payment of money involving more than $10,000,000.00 is entered against Borrower, any Guarantor or any Pledgor, and Borrower, such Guarantor or such Pledgor fails to discharge the same, or causes it to be discharged or bonded off to Administrative Agent’s satisfaction, within thirty (30) days from the date of the entry of such judgment.

9.2          Intentionally Omitted.

9.3          Certain Remedies.

If an Event of Default shall occur:

9.3.1        Termination of Commitments. Administrative Agent may declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

9.3.2        Accelerate Debt. Administrative Agent may, and upon the direction of the Required Lenders shall, declare the Indebtedness immediately due and payable, provided that, in the case of a voluntary petition in bankruptcy filed by Borrower or (after the expiration of any grace period if any set forth in Section 9.2 above) an involuntary petition in bankruptcy filed against Borrower, such acceleration shall be automatic.

9.3.3        Pursue Remedies. Administrative Agent may pursue any and all remedies provided for hereunder, or under any one or more of the other Credit Documents.

9.3.4        Written Waivers. If a Default or an Event of Default is waived by the Required Lenders or Administrative Agent, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Administrative Agent, the Default or Event of Default so waived shall be deemed to have never occurred.

9.3.5        Enforcement of Rights. Administrative Agent may enforce any and all rights and interests created and existing under the Credit Documents, but excluding all rights of setoff.

Notwithstanding the foregoing, if an Event of Default specified in Section 9,1.5 shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to Administrative Agent and/or any of (he Lenders hereunder shall immediately and automatically become due and payable without the giving of any notice or other action by Administrative Agent or Lenders.

Notwithstanding the fact that enforcement powers reside primarily with Administrative Agent, subject to the provisions of Article 11, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute; provided however, no Lender shall take any action with respect to its claim without first obtaining the consent of the Required Lenders and Administrative Agent (other than filing a proof of claim) or vote its claim in a manner inconsistent with the vole of the Required Lenders and Administrative Agent.

10.          Intentionally deleted.

11.          ADMINISTRATIVE AGENT AND LENDERS,=.

11.1        Appointment of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes Bank of America, N.A. to act as the Administrative Agent hereunder. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as arc expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article 11 are solely for the benefit of Administrative Agent and Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof.

11.2        Administration of Facility by Administrative Agent.

Administrative Agent shall be responsible for administering the Facility on a day-to-day basis and shall, upon the request of the Lenders, forward to such Lenders any information obtained by Administrative Agent from the Borrower, Guarantor or any Pledgor pursuant to the terms hereof or of any other Credit Document. In the exercise of such administrative duties, Administrative Agent shall use the same diligence and standard of care that is customarily used by Administrative Agent with respect to similar loans held by Administrative Agent solely for its own account.

Each Lender delegates to Administrative Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Facility:

(a)           to fund the Loans in accordance with the provisions of the Credit Documents, but only to the extent of immediately available funds provided to Administrative Agent by the respective Lenders for such purpose;

(b)           to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, Borrower and, except for fees to which Administrative Agent is entitled pursuant to the Credit Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;

(c)           to keep and maintain complete and accurate files and records of all material matters pertaining to the Facility, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to Administrative Agent; and

(d)           to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Facility and the rights and duties delegated hereinabove.

11.3        Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

11.4        Exculpatory Provisions.

No Agent-Related Person shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their gross negligence or willful misconduct. No Agent-Related Person shall be responsible for or have any duty to ascertain, inquire into, or verify: (i) any recital, statement, representation or warranty made by Borrower or any of its officers or agents contained in this Agreement or the other Credit Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Agreement or the other Credit Documents; (iii) the state or condition of any properties of Borrower or any other obligor hereunder constituting Collateral for the Borrower’s Obligations hereunder, or any information contained in this books or records of Borrower; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Credit Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any lien securing or purporting to secure the Borrower’s Obligations or the value or sufficiency of any of the Collateral.

11.5        Reliance by Administrative Agent.

(a)           Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with any written request of the Required Lenders, and each such request of the Required Lenders, and any action taken or failure to act by Administrative Agent pursuant thereto, shall be binding upon all of Lenders; provided, however, that Administrative Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Credit Documents or to applicable law.

(b)           For purposes of determining compliance with the conditions specified in Sections 5.1 through 5.35 hereof, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

11.6        Notice of Default.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default unless Administrative Agent has actual knowledge of the same or has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent obtains such actual knowledge or receives such a notice, Administrative Agent shall give prompt notice thereof to each of the Lenders. Administrative Agent shall take such action with respect to such Event of Default, as shall be reasonably directed by the Required Lenders. Unless and until Administrative Agent shall have received such direction, Administrative Agent may (but shall not be obligated

to) take such action, or refrain from taking such action, with respect to any such Event of Default as it shall deem advisable in the best interest of Lenders, provided, however, that Administrative Agent shall not accelerate the indebtedness under this Agreement without the prior written consent of the Required Lenders.

11.7        Lenders’ Credit Decisions.

Bach Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any Agent-Related Person or any other Lender, and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of Borrower and has made its own decision to enter into this Agreement and the other Credit Documents. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent, any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taken any action under this Agreement and the other Credit Documents. Each Lender expressly acknowledges that is has relied upon its own legal counsel in its consideration of its decision to enter into the Agreement and the other Credit Documents and will so rely in regard to the implementation of the transaction contemplated hereby and thereby and that it does not have any lawyer-client relationship with Administrative Agent’s counsel or counsels or any other Lenders with respect thereto.

11.8        Administrative Agent’s Reimbursement and indemnification.

Lenders agree to reimburse and indemnify each Agent-Related Person, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by Borrower for which any Agent-Related Person is entitled to reimbursement by Borrower under this Agreement or the other Credit Documents, (ii) any other expenses incurred by any Agent-Related Person on behalf of Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Agreement and the other Credit Documents, and (iii) any liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any Agent-Related Person in any way relating to or arising out of this Agreement or the other Credit Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the applicable Agent-Related Person. If any indemnity furnished to any Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for an additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

11.9        Administrative Agent in its Individual Capacity.

With respect to its Commitment as a Lender, and the Loans made by it and the Note issued to it, Administrative Agent shall have the same rights and powers hereunder and under any other Credit Document as any Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with Borrower or any Subsidiary or affiliate of Borrower as if it were not Administrative Agent hereunder.

11.10      Successor Administrative Agent.

Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to Lenders and Borrower. The Required Lenders, for good cause, may remove Administrative Agent at any time by giving thirty (30) days’ prior written notice to Administrative Agent, Borrower and the other Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment within fifteen (15) days after the retiring Administrative Agent’s giving notice of resignation or the Required Lenders’ giving notice of removal, as the case may be, then the retiring Administrative Agent may, after consulting with the

Required Lenders, appoint, on behalf of Borrower and Lenders, a successor Administrative Agent. Each such successor Administrative Agent shall be a financial institution which meets the requirements of an Eligible Assignee. Unless an Event of Default shall have occurred and be continuing, any successor Administrative Agent shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all (he rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Credit Documents but not as to any duties or obligations as a Lender hereunder and under the other Credit Documents, provided that Administrative Agent is still such a Lender. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article 1! shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder. Anything herein lo the contrary notwithstanding, no resignation or removal of Administrative Agent shall be effective until the appointment of a successor Administrative Agent, it being agreed that there shall be a duly appointed and acting Administrative Agent at all times during the Term.

11.11      Duties in the Case of Enforcement.

In the case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Borrower’s Obligations shall have occurred, Administrative Agent shall, at the request, or may, upon the consent, of the Required Lenders, and provided that Lenders have given to Administrative Agent such additional indemnities and assurances against expenses and liabilities as Administrative Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Credit Documents respecting the sale or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Credit Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders. Administrative Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Lenders, and such instruction shall be binding upon all Lenders. The Required Lenders may direct Administrative Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, Lenders hereby agreeing to indemnify and hold Administrative Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that Administrative Agent need not comply with any such direction to the extent that Administrative Agent reasonably believes Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of Lenders hereunder and in and to any Collateral securing the Borrower’s Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Credit Documents, including without limitation the Note(s), other than through Administrative Agent.

11.12      Respecting Loans and Payments.

11.12.1    Procedures for Loans. Administrative Agent shall give written notice to each Lender of each request for a conversion of an existing Loan from a Variable Rate Loan to a Fixed LIBOR Rate Loan, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Charlotte, North Carolina time) (i) two (2) Business Days prior to any Fixed LIBOR Rate Loan or conversion to a Fixed LIBOR Rate Loan, or (ii) one (I) Business Day prior to any Variable Rate Loan. Each such notice shall be accompanied by a written summary of the request for a Loan and shall specify a) the date of the requested Loan, (b) the aggregate amount of the requested Loan, (c) each Lender’s pro rata share of the requested Loan, and (d) the applicable interest rate selected by Borrower with respect to such Loan, or any portion thereof, together with the applicable Interest Period, if any, selected, or deemed selected, by Borrower. Each Lender shall, before 11:00 a.m. (Charlotte, North Carolina time) on the date set forth in any such request for a Loan, make available to Administrative Agent, at an account to be designated by Administrative Agent at Bank of America, N.A. in Charlotte, North Carolina, in same day funds, each Lender’s ratable portion of the requested Loan. After Administrative Agent’s receipt of such funds and upon Administrative Agent’s determination that the applicable conditions to making the requested Loan have been fulfilled, Administrative Agent shall make such funds available to Borrower as provided for in this Agreement. Within a reasonable period of time following the making of each Loan, but in no event later than ten (10) Business

Days following such Loan, Administrative Agent shall deliver to each Lender a copy of Borrower’s request for Loans. Promptly after receipt by Administrative Agent of written request from any Lender, Administrative Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Administrative Agent in support of (he requested Loan.

11.12.2    Nature of Obligations of Lenders. The obligations of Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.

11.12.3    Payments to Administrative Agent. All payments of principal of and interest on the Loans or the Note(s) shall be made to Administrative Agent by Borrower or any other obligor or guarantor for the account of Lenders in immediately available funds as provided in the Note(s) and this Agreement. Administrative Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made if possible, such Lender’s proportionate share of each such payment in immediately available funds, except as otherwise expressly provided herein. Administrative Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Bach payment to Administrative Agent under the first sentence of this Section 11.12.3 shall constitute a payment by Borrower to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to Administrative Agent shall not be considered outstanding for any purpose after the date of such payment by Borrower to Administrative Agent without regard to whether or when Administrative Agent makes distribution thereof as provided above. All payments received shall be applied in accordance with Section 2.3.17.

11.12.4    Distribution of Liquidation Proceeds. Subject to the terms and conditions hereof, Administrative Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:

To Administrative Agent, towards any fees and any expenses for which Administrative Agent is entitled to reimbursement under this Agreement or the other Credit Documents not theretofore paid to Administrative Agent.

Second:

To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to Administrative Agent and not theretofore paid to such Lenders.

Third:	To ail applicable Lenders based upon their respective Commitment Percentages until all Lenders have been paid in full for any Individual Lender Litigation Expenses.

Fourth:

To all Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Facility, with each Lender applying such proceeds for purposes of (his Agreement first against the outstanding principal balance due to such Lender under the Facility and then to accrued and unpaid interest due under the Facility.

Fifth:

To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Facility including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by Borrower under the Credit Documents.

Sixth:	To Borrower or such third parties as may be entitled to claim Liquidation Proceeds.

11.12.5    Adjustments. If, after Administrative Agent has paid each Lender’s proportionate share of any payment received or applied by Administrative Agent in respect of the Facility, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant lo any bankruptcy or insolvency law, sharing of payments clause of any agreement or otherwise, such Lender shall, at Administrative Agent’s request, promptly return its proportionate share of such payment or application to Administrative Agent, together with such Lender’s proportionate share of any interest or other amount required lo be paid by Administrative Agent with respect to such payment or application.

11.12.6    [Intentionally deleted.]

11.12.7    Distribution by Administrative Agent. If in the opinion of Administrative Agent, distribution of any amount received by is in such capacity hereunder or under the Note(s) or under any of the other Credit Documents might involve any liability, it may refrain from making distribution until its right lo make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, Administrative Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

11.12.8    Actions by Administrative Agent. The Required Lenders may direct Administrative Agent in writing as to the method and the extent of any sale of the Collateral or other disposition and shall indemnify and hold Administrative Agent harmless from all liabilities incurred in respect lo all actions taken or omitted in accordance with such directions provided that. Administrative Agent need not comply with any such directions to the extent Administrative Agent reasonably believes Administrative Agent’s compliance with such directions would constitute a violation of the obligations undertaken by Administrative Agent and/or Lenders under the Credit Documents, or will constitute a violation of any statute, ordinance or regulation applicable lo Administrative Agent.

11.13      Delinquent Lender.

If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its pro rata share of any Loan, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within five (5) Business Days of receipt from Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Administrative Agent, other Lenders, Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right lo participate in the administration of, or decision-making rights related to, the Loans, this Agreement or the other Credit Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of the outstanding Loans, interest, fees or otherwise, lo the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of the outstanding Loans until, as a result of application of such assigned payments Lenders’ respective pro rata shares of all the outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the dale when originally due until the date upon which any such amounts are actually paid.

The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) tie Delinquent Lender’s Commitment to fund future Loans (the “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Credit Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Administrative Agent or by any non-delinquent Lender, on account of an Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Credit Documents.

11.14      Holders.

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any person or entity who, at the lime of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.15      Assignment and Participation.

11.15.1    Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Note held by it), upon satisfaction of the following conditions: (a) each of Administrative Agent and Borrower shall have given its prior written consent to such assignment (provided that, in the case of Borrower, such consent will not be unreasonably withheld and shall not be required if a Default or an Event of Default shall have occurred and be continuing or if an assignment is to an Eligible Assignee); (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement; (c) while an Event of Default is not existing, each assignment shall be in an amount that is at least Five Million Dollars ($5,000,000.00) and shall be a whole multiple of One Million Dollars ($1,000,000.00) and (d) the parties to any such assignment shall execute and deliver to Administrative Agent, for recording in the Register, an Assignment and Acceptance substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”), together with any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective dale shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender shall, to the extent provided in such Assignment and Acceptance and upon payment to Administrative Agent of the registration fee referred to in Section 11.15.3, be released from its obligations under this Agreement.

11.15.2    Certain Representations and Warranties. By executing and delivering an Assignment and Acceptance, the parties to such Assignment and Acceptance thereby confirm to and agree with each other and the other parties hereto as follows:

(i)            other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest;

(ii)           the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower and its affiliates, related entities or subsidiaries or any other person primarily or secondarily liable in respect of any of the Borrower’s Obligations, or the performance or observance by Borrower or any other person primarily secondarily liable in respect of any of the Borrower’s Obligations or any of their obligations under this Agreement or any of (he other Credit Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii)          the assignee confirms that it has received copies of this Agreement and the other Credit Documents, together with copies of the most recent financial statements provided by Borrower, Guarantor and the other Pledgors, as required by the terms of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)          the assignee will, independently and without reliance upon the assigning Lender, Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)           the assignee represents and warrants that it is an Eligible Assignee if required hereunder;

(vi)          the assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vii)         the assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

(viii)        the assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

11.15.3    Register. Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentage of, and principal amount of the Loans owing to Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Administrative Agent and Lenders may treat each person whose name is recorded in the Register as a Lender hereunder available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to Administrative Agent a registration fee in the sum of Three Thousand Dollars ($3,000.00).

11.15.4    New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Borrower and Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, Borrower, at its own expense, shall execute and deliver to Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Note(s) shall provide that they are replacements for the surrendered Note(s), shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Note(s).

11.15.5    Participations. Each lender shall have the unrestricted right at any lime and from time to time, without the consent or approval of and without notice to Borrower or Guarantor, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in all or any portion of such Lender’s rights and obligations under this Agreement and the other Credit Documents. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to Borrower, such Lender shall remain liable for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. Any Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that such Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

11.15.6    Pledge to the Federal Reserve. Anything contained in this Section 11.35 to the contrary notwithstanding, any Lender may at any time pledge or assign all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) and the other Credit Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §343. No such pledge or assignment or enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Credit Documents.

11.16      Disclosure.

Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential; or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated or participation, provided that each Lender may disclose such information to its attorneys, auditors and regulatory examiners.

11.17      Miscellaneous Assignment Provisions.

If any assignee Lender is not incorporated under the laws of the United States of America or any stale thereof, it shall prior to the date on which any interest or fees are payable hereunder or under any of the other Credit Documents for its account, deliver to Borrower and Administrative Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.

11.18      Assignment by Borrower.

Borrower shall not assign or transfer this Agreement, the monies due hereunder, any of its rights or obligations under any of the Credit Documents.

11.19      Administrative Matters.

11.19.1    Amendment, Waiver, Consent, Etc. No term or provision of this Agreement or any other Credit Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Agreement or any other Credit Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders.

Notwithstanding the foregoing, the unanimous written approval of all of the Lenders (other than any Defaulting Lenders) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:

(i)            has the effect of (a) extending the scheduled maturity or the date of any amortization payment of any Loan or Note, (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, (d) otherwise postponing or forgiving any indebtedness thereunder, or (e) extending the time of payment of any fees,

(ii)           releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Credit Documents,

(iii)          amends, modifies or waives any provisions of this paragraph,

(iv)          amends any of the financial covenants set forth in Section 7.3 of this Agreement,

(v)           reduces the percentage specified in the definition of Required Lenders,

(vi)          except as otherwise provided in this Agreement, changes the amount of any Lender’s Commitment or Commitment Percentage,

(vii)         releases or waives any guaranty of the Borrower’s Obligations or indemnifications provided in the Credit Documents, or

(viii)        waives a monetary Default under the Credit Documents;

and provided further that, without the consent of Administrative Agent, no such action shall amend, modify or waive any provision of this Section 11.19 or any other provision of any Credit Document which relates to the rights or obligations of Administrative Agent.

11.20      Deemed Consent or Approval.

With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if Administrative Agent is required hereunder to seek or desires to seek the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, Administrative Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether lo approve or disapprove such amendment, waiver, consent or other action or course of conduct, Administrative Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE, FAILURE TO RESPOND WITHIN TEN (10) BUSINESS DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY BORROWER OR THE COURSE OF CONDUCT PROPOSED BY ADMINISTRATIVE AGENT AND RECITED ABOVE.”

and if the foregoing legend is included by Administrative Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails lo object to such action or course of conduct by written notice to Administrative Agent within ten (10) Business Days of such Lender’s receipt of such notice.

11.21      Borrower Indemnification/Reimbursement of Lenders.

In addition to the indemnifications and reimbursements provided by Borrower to Lenders otherwise provided herein, Borrower shall also (a) indemnify Lenders and each Lender-Related Person against any liability, cost or expense incurred by Lenders as a result of any unmitigated costs or losses incurred as a result of prepayments of LIBOR Rate Loans on any day other than the last day of the Interest Period of such LIBOR Rate Loan or any Environmental Claim related to any real estate or other assets held by Borrower; (b) indemnify Lenders and each Lender-Related Person against any liability, cost or expense incurred by Lenders as a result of lawsuits and litigation that may arise in connection with Borrower’s activities, or payment of any fees lo Borrower’s Subsidiaries, provided that the same are not due to the fraud or negligence of Administrative Agent or any Lender; and (c) reimburse the Lenders and each Lender-Related Person for reasonable costs and expenses (other than in connection with the registration fee) incurred in connection with any assignment of the Loans or any portion thereof by or from any Lender to a third party and for any reasonable costs and expenses incurred by the Lenders in connection with the review of any amendments or revisions to this Agreement requested from time to time by Borrower; provided, that the Borrower’s reimbursement obligations with respect lo any assignment to or from a Lender or any single amendment shall be limited to $5,000 per Lender per amendment or assignment.

All indemnifications or reimbursements provided by Borrower to Lenders, including without limitation the aforementioned indemnifications, shall survive and continue for the benefit of Administrative Agent’s or the Lenders’ (as applicable) commitment for the Facility, notwithstanding any failure of the Facility lo close or any termination of the Facility or payment in full of the obligations thereunder.

11.22      Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “managing agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Bach Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.          GENERAL PROVISIONS.

12.1        Notices.

Any notice or other communication in connection with this Agreement, the Note(s), or any of the other Credit Documents, shall be in writing, and cither (i) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (ii) sent by facsimile transmission, if a FAX Number is designated below, provided a copy is also sent by any commercially recognized courier service or overnight delivery service such as Federal Express:

If to Borrower:

Inland Real Estate Investment Corporation 2901 Butterfield Road Oak Brook, Illinois 60523 FAX Number: (630) 218-4955 Attention: Catherine L. Lynch

with copies by regular mail or such hand delivery or facsimile transmission to:

The Inland Real Estate Group, Inc. Law Department 2901 Butterfield Road Oak Brook, Illinois 60523 FAX Number: (630) 218-4900 Attention: Elliot B. Kamcnear

If to Administrative Agent:

BANK OF AMERICA, N.A. Commercial Real Estate Banking NCF007-11-I5 100 North Tryon Street 11th Floor Charlotte, North Carolina 28255 (Attn: Real Estate Loan Administration)

with a copy to:

Moore & Van Allen PLLC Attn: Keith A. Mrochek 100 N. Tryon St. 47th Floor Charlotte NC 28202-4003

If to Lenders:

BANK OF AMERICA, N.A. Commercial Real Estate Banking NC1-007-11-15

100 North Tryon Street 11th Floor Charlotte, North Carolina 28255 (Attn: Real Estate Loan Administration) Fax: (704) 386-6434

MB Financial Bank, N.A. 6111 N. River Road Rosemont, IL 60018 Fax: 847-653-0083 Attention: Jack Sharp

with a copy to:

Moore & Van Allen PLLC Attn: Keith A. Mrochek 100 N. Tryon St. 47th Floor Charlotte NC 28202-4003 Fax: 704-339-5822

and to such addresses as are set forth in any Assignment and Acceptance.

If to Guarantor, at the address(es) set forth for Guarantor in Section 7 of the Guaranty.

Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed dale of delivery, as set forth in the next succeeding paragraph.

A notice shall be deemed to have been given, delivered and received for the purposes of all Credit Documents upon the earliest of: (i) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (ii) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.

12.2        Intentionally Omitted.

12.3        Further Assurance.

Borrower shall, upon request from Administrative Agent or any Lender, from time to lime execute, seal, acknowledge and deliver such further instruments or documents which Administrative Agent or such Lender may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Note(s), and under each of the other Credit Documents,

12.4        Parties Bound.

The provisions of this Agreement and of each of the other Credit Documents shall be binding upon and inure to the benefit of Borrower, Administrative Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Credit Documents.

This Agreement is a contract by and among Borrower, Administrative Agent and each of Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Administrative Agent or any Lender or Borrower by virtue of any provision hereof.

12.5                        Waivers, Extensions and Releases.

Except as otherwise provided herein, Administrative Agent may, unless otherwise directed by (he Required Lenders, at any lime and from lime to lime waive any one or more of the conditions contained herein or in any of the other Credit Documents, or extend the time of payment of any Loan, or release portions of the Collateral from the provisions of this Agreement or any other Security Document, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance, shall not be considered a waiver of such condition in any other instance or any other circumstance.

12.6                        Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.

12.6.1                  Substantial Relationship. It is understood and agreed that all of the Credit Documents were negotiated, executed and delivered in the State of North Carolina, which state the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Credit Documents.

12.6.2                  Place of Delivery. Borrower agrees to furnish to Administrative Agent at Administrative Agent’s office in Charlotte, North Carolina all further instruments, certifications and documents to be furnished hereunder.

12.6.3                  Governing Law. This Agreement and each of the other Credit Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of North Carolina without regard to principles of conflicts of law.

12.6.4                  Consent to Jurisdiction. EACH OF BORROWER AND GUARANTOR HEREBY AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA LOCATED IN MECKLENBURG COUNTY OR ANY FEDERAL COURT SITTING IN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA AND HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH IN SECTION 12.1. EACH OF BORROWER AND GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

12.6.5                  JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER, GUARANTOR ADMINISTRATIVE AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ADMINISTRATIVE AGENT OR LENDERS RELATING TO THE ADMINISTRATION OF THE FACILITY OR ENFORCEMENT OF THE CREDIT DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH OF BORROWER AND GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF BORROWER AND GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT OR ANT LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND LENDERS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

12.7                        Survival.

All representations, warranties, covenants and agreements of Borrower, Guarantor and each Pledgor provided herein or in any other Credit Document, or in any notice, certificate, or other paper delivered by or on behalf of Borrower, Guarantor or any Pledgor pursuant hereto are significant and shall be deemed to have been relied upon by Administrative Agent and each of the Lenders notwithstanding any investigation made by Administrative Agent or any Lender or on its behalf and shall survive the delivery of the Credit Documents and the making of the Facility and each advance pursuant thereto. No review or approval by Administrative Agent, or any Lender, or by Lenders’ Consultants or any of representatives, of any plans and specifications, opinion letters, certificates by professionals or other item of any nature shall relieve Borrower, Guarantor, any other Pledgor or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower, Guarantor or any other Pledgor under any one or more of the Credit Documents.

12.8                        Cumulative Rights.

All of the rights of Administrative Agent and Lenders hereunder and under each of the other Credit Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Administrative Agent may determine in its sole good faith judgment.

12.9                        Claims Against Administrative Agent or Lenders.

12.9.1                  Borrower Must Notify. Administrative Agent and each of the Lenders shall not be in default under this Agreement, or under any other Credit Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent and each of the Lenders within thirty (30) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Administrative Agent and each of the Lenders do not remedy or cure the default, if any there be, with reasonable promptness thereafter. Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished lo, any of the persons or officials referred lo in Exhibit C as Authorized Representatives.

12.9.2                  Remedies. If Administrative Agent or any Lender is in default of its obligations under the Credit Documents and has not remedied or cured the same within the applicable grace or cure period, Administrative Agent’s or such Lender’s responsibilities shall be limited to: (i) where the breach consists of the failure lo grant consent or give approval in violation of the terms and requirements of a Credit Document, the obligation to grant such consent or give such approval and lo pay Borrower’s reasonable costs and expenses incurred in connection therewith including, without limitation, direct losses, out-of-pocket costs, reasonable attorneys’ fees and disbursements in connection with court proceedings; and (ii) in the case of any other default by Administrative Agent or any Lender, where it is also so determined that Administrative Agent or such Lender acted in bad faith, or that Administrative Agent’s or such Lender’s default constituted gross negligence or willful misconduct, the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys, fees and disbursements in connection with court proceedings.

12.9.3                  Limitations. In no event, however, shall Administrative Agent or Lenders be liable to Borrower or to Guarantor or to anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Administrative Agent or any Lender of its obligations under this Agreement or under any of the other Credit Documents. In no event shall Administrative Agent or any Lender be liable to Borrower or to Guarantor or lo anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent and each of the Lenders within the time period specified above.

12.9.4                  Obligations Absolute.

Except to the extent prohibited by applicable law which cannot be waived, the Borrower’s Obligations and the obligations of Guarantor and each Pledgor under the Credit Documents shall be absolute, unconditional and irrevocable and shall be paid and/or performed strictly in accordance with the terms of the Credit Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower or Guarantor may have at any time against Administrative Agent or any Lender whether in connection with the Facility or any unrelated transaction.

12.10                 Table of Contents, Title and Headings.

Any Table of Contents and the titles and the headings of sections are not parts of this Agreement or any other Credit Document and shall not be deemed lo affect the meaning or construction of any of their provisions.

12.11                 Counterparts.

This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this agreement, it shall not be necessary lo produce or account for more than one such counterpart which is executed by the party against whom enforcement of such Agreement is sought.

12.12                 Time Of the Essence.

Time is of the essence of each provision of this Agreement and each other Credit Document.

12.13                 No Oral Change.

This Agreement and each of the other Credit Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Credit Document, is required to be bound by changes without such party’s assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Agreement or any of the other Credit Documents.

12.14                 Monthly Statements.

While Administrative Agent may issue invoices or other statements on a monthly or periodic basis, it is expressly acknowledged and agreed that: (i) the failure of Administrative Agent to issue any statement or invoice on one or more occasions shall not affect Borrower’s obligations to make payments under the Credit Documents, provided hat any failure by Borrower to make payments under the Credit Documents that is due to the failure of Administrative Agent to issue a statement or invoice shall not be deemed an Event of Default hereunder except to the extent Borrower has actual knowledge that such amounts were due; (ii) the inaccuracy of any statement or invoice shall not be binding upon Administrative Agent and Borrower shall always remain obligated to pay the full amount(s) required under the Credit Documents as and when due notwithstanding any provision to the contrary contained in any statement or invoice, provided that, unless Borrower has actual knowledge of the inaccuracy of any such statement or invoice and the correct amount due, Borrower’s failure to pay the correct amount shall not be deemed an Event of Default hereunder; (iii) all statements or invoices are issued for informational purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Credit Documents or any of Administrative Agent’s rights or remedies thereunder; and (iv) in no event shall any statement or invoice serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Credit Documents.

12.15                 USA Patriot Act.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

12.16                 Prior Credit Agreement.

Each of the parties hereto hereby agree that (a) the outstanding balance of the obligations under the Prior Credit Agreement remains outstanding and constitutes Borrower’s Obligations hereunder and (b) this Agreement is an amendment and restatement of the Prior Credit Agreement and that all documents, instruments or agreements creating security interests or liens in favor of the “Administrative Agent” or “Lenders” as defined in the Prior Credit Agreement and securing the obligations thereunder continue to secure the Borrower’s Obligations under this Agreement.

12.17                 Integration.

This Agreement and the other Credit Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Credit Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed lo be superseded by this Agreement and the other Credit Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Credit Documents.

[Signature pages attached]

IN WITNESS WHEREOF, each of the parties hereto has this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation

By:	/s/ Catherine L. Lynch
Name: Catherine L. Lynch
Title: Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ghi S. Gavin
Name:	Ghi S. Gavin
Title:	Sr. Vice President President

LENDERS:

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ghi S. Gavin
Name:	Ghi S. Gavin
Title:	Sr. Vice President President

MB FINANCIAL BANK, N.A., as a Lender

By:	/s/ Jack H. Sharp
Name:	Jack H. Sharp
Title:	Senior Vice President

EXHIBITS:

Section Reference Number

Exhibit A	Definitions	1.1

Exhibit B-l	Pledged Shares	3.2, 6.16, Exhibit A

Exhibit B-2	Initial Advance Properties	6.17, Exhibit A

Exhibit C	Authorized Representatives	4, 12.9.1, Exhibit A

Exhibit D	Form of Assignment and Acceptance	11.15.1

Exhibit E	Lenders’ Commitment Percentages	Exhibit A

Exhibit F	Form of Note	2.1(e), 3.1

Exhibit G	Form of Officer’s Certificate	7.2.6

Exhibit H	I Intentionally deleted.]

Exhibit I	Form of Notice of Borrowing	2.1(d), Exhibit A

EXHIBIT A TO AGREEMENT

DEFINITIONS

Adjusted Base Rate means, for any day, the higher of (a) (lie Prime Rate (as most recently determined in accordance with the definition thereof) and (b) the Federal Funds Rate plus 1/2 of 1%.

Adjusted Fixed LIBOR Rate means, for any date of determination, (a) the applicable Fixed LIBOR Rate, plus (b) one and ninety-five one hundredths percent (1.95%) per annum.

Adjusted Floating LIBOR Rate means, for any date of determination, (a) the applicable Floating LIBOR Rate, plus (b) one and ninety-five one hundredths percent (1.95%) per annum.

Administrative Agent means Bank of America, N.A. acting as agent for Lenders.

Advance Limit means, as of any date of calculation, the lesser of (a) an amount equal to (i) the then-applicable IREC Share Value, multiplied by sixty percent (60.0%), plus (ii) the then-applicable IWEST Share Value, multiplied by forty percent (40.0%); and (b) the Maximum Loan Amount.

Advance Property shall mean cither: (a) a real estate asset acquired by Guarantor or a Subsidiary of Guarantor as part of Guarantor’s programs which, immediately following the acquisition thereof: (i) is owned in fee by Guarantor or a Subsidiary of Guarantor; (ii) is not subject to any Liens or encumbrances other than (A) mortgages, deeds of trust, deeds to secure debt or other instruments or agreements securing first priority or subordinate financing or otherwise creating a direct Lien on such asset, (B) Mezzanine Financing of the owner of such asset (with the total amount of all financing under subclauses (A) and (B) with respect to an Advance Property not to exceed the amounts permitted pursuant to Section 7.4(a) hereof), and (C) taxes and assessments not yet due or payable and non-monetary encumbrances that do not interfere with the intended use, operation, value or marketability of (he Advance Properly or that are insured or endorsed over by the title insurer; (iii) is a single or multi tenant office, retail or industrial property or a multi-family residential property located in the United Stales; (iv) is, in the reasonable judgment of the Administrative Agent, of a quality consistent with the quality of the Initial Advance Properties; (v) as lo properties that are multi-family residential properties, has an occupancy rate of at least eighty-five percent (85%) (based on the percentage of the total leasable square footage of such properly that is leased pursuant lo valid leases and occupied by the tenants under such leases); and (vi) as to properties other than multi-family residential properties, has an occupancy rate of at least seventy-five percent (75%) (based on the percentage of the total leasable square footage of such property that is leased pursuant to valid leases having terms that extend for at least three (3) years after the date on which the applicable Loan is to be made); or (b) a real estate asset not meeting the above criteria but which is otherwise reasonably approved by the Required Lenders. All tenants who are in bankruptcy or subject lo any of the circumstances described in Section 9.1.3(A) and all tenants who are not in occupancy of the premises demised under their leases will be excluded from the calculations set forth above.

Advance Property Submittals shall mean, with respect to an Advance Property, a copy of the fully executed purchase contract for the Advance Property.

Advance Properly Value shall mean, with respect lo any Advance Properly, the lesser of (i) the Appraised Value of such Advance Property and (ii) the Net Acquisition Cost of such Advance Property.

Affiliate means, with respect lo any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, Control means the possession, directly or indirectly, of the power lo direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

Agent-Related Persons means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America, NA in its capacity as the Administrative Agent, and Banc of America Securities, LLC in its capacity as Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Agreement as defined in the Preamble,

Applicable Lending Office means, for each Lender, the office of such Lender (or of an affiliate of such Lender) as such Lender may from lime to lime specify to Administrative Agent and Borrower by written notice as the office by which its LIBOR Rate Loans arc made and maintained.

Appraised Value shall mean, with respect to an Advance Property, the value of such Advance Property, as determined by the most recent MAI appraisal performed with respect to such Advance Property.

Arranger as defined in the Preamble.

Asset Value shall mean, with respect to a Person, the total book value of such Person’s assets as set forth on the financial statements of such Person prepared in accordance with GAAP.

Assignment and Acceptance as defined in Section 11.15.1.

Available Credit shall mean, as of any date of determination, the then-applicable Advance Limit less the Credit Exposure.

Available For Distribution means that the amount in question (i) has been or is being distributed to Borrower or (ii) upon the request of Borrower will be distributed to Borrower without restriction, deduction or offset.

Authorized Representatives as defined in Section 4 and listed on Exhibit C.

Bankruptcy Code means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

Base Rate Loans shall mean any Loan or other principal outstanding under this Agreement which bears interest at the Adjusted Base Rate.

Borrower as defined in the Preamble.

Borrower’s Obligations means, without duplication, all of the obligations of Borrower to Lenders and Administrative Agent, whenever arising, under this Agreement, the Note(s), or any of the other Credit Document to which Borrower is a party (including, without limitation, al! advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising hereunder or under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under the Bankruptcy Code or any other debtor relief laws, regardless of whether such interest and fees are allowed claims in such proceeding).

Borrower’s Organizational Documents means, collectively, (i) the Certificate of Incorporation of Borrower dated as of November 26, 1984, as the same may be amended or modified from time to lime hereafter in accordance with the terms hereof and (ii) the By-Laws of Borrower dated as of July 1, 1997, as the same may be amended or modified from time to lime hereafter in accordance with the terms hereof.

Business Day shall mean: any day of the year other than a Saturday, a Sunday or a day which is a legal holiday in the State of North Carolina or a day on which banking institutions in Charlotte, North Carolina are required or authorized to close.  If any day on which a payment is due is not a Business Day, then the due date for

2

such payment shall be extended to the next succeeding Business Day and such extension of lime shall be included in computing interest and fees in connection with such payment. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.

Capital Stock means any and all shares, interests or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company or partnership interests or other equivalents in any kind of partnership, and any and all warrants or options to purchase any of the foregoing.

Closing Date means the date hereof.

Code means the Internal Revenue Code of 1986 and the rules and regulations issued or promulgated thereunder, as amended, modified, succeeded or replaced from time to time. References to specific sections of the Code shall be construed also to refer to any successor sections.

Collateral as more particularly described in Section 3.2.

Commitment means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount outstanding at any time of up to such Lender’s Commitment Percentage of the Maximum Loan Amount to make Loans in accordance with the provisions of Section 2.1(a) (subject to the limitations set forth herein).

Commitment Limit shall mean, as of any date of calculation, the lesser of (a) the sum of (i) the then-applicable IREC Share Value, multiplied by sixty-five percent (65.0%), plus (ii) the then-applicable IWEST Share Value, multiplied by forty percent (40.0%); and (b) the Maximum Loan Amount; provided, that the multiplier referenced in subclause (a)(ii) of this definition shall be subject to adjustment by the Required Lenders, in their discretion, to the extent the Required Lenders reasonably determine that there has occurred a material change in the value or in the proper method of valuation of or with respect to the IWEST Pledged Shares since July 31, 2008.

Commitment Percentage means, for each Lender, the percentage identified as its Commitment Percentage on Exhibit E as such percentage may be modified by assignment in accordance with the terms of this Agreement.

Credit Documents as defined in Section 3.1.

Credit Exposure shall mean, as of any date of determination, the total amount of all principal and accrued but unpaid interest under all outstanding Loans.

Debt Service Coverage Ratio shall mean, for any period, the ratio of the Net Operating Income (before any interest, scheduled payments of principal and capitalized lease payments, if any) of Borrower for such period to the total amount payable (including interest, scheduled payments of principal and capitalized lease payments, if any) on all Indebtedness of Borrower with respect to such period.

Default means an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of lime, or giving of notice, or both, could constitute, an Event of Default

Default Rate as defined in Section 2.3.34.

Delinquent Lender as defined in Section 11.13.

Dollars shall mean lawful money of the United Slates.

EBITDA shall mean, in relation to a Person, on a consolidated basis for any period, an amount equal to (he net income of such Person on a consolidated basis after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP for such period, but, in determining such consolidated net income, any GAAP extraordinary gains and extraordinary losses shall, to the extent included in such calculation, be deducted from

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consolidated net income (except that any non-cash loss may be added back to consolidated net income to the extent it will not become a cash loss in a later fiscal period), plus the following to the extent deducted in computing such consolidated net income for such period: (i) consolidated total interest expenses for such period, (ii) consolidated taxes on income for such period, (iii) consolidated depreciation for such period, and (iv) consolidated amortization for such period.

Eligible Assignee. Any of: (a) a commercial bank organized under the laws of the United States, or any state thereof or the District of Columbia having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia having a net worth of at least $100,000,000 calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OBCD”) or a political subdivision of any such country having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; or (d) the central bank of any country which is a member of the OBCD.

Environmental Claim means any investigation, written notice, violation, written demand, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged environmental damage, injury, threat, or harm to health, safely, natural resources, or the environment.

Environmental Laws means any current or future legally enforceable requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 111001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or binding directive issued thereunder.

ERISA as defined in Section 6.8.

ERISA Plan as defined in Section 6.8.

Event of Default as defined in Section 9.1.

Facility as defined in Section 1.3.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the

4

average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

Fee Letter means that certain fee and expense letter dated as of July 30, 2008 among the Arranger, the Administrative Agent and the Borrower.

Fees means, collectively, all fees payable pursuant to this Agreement, the other Credit Documents and (he Fee Letter.

Fixed LIBOR Rate shall mean, as to any Fixed LIBOR Rate Loan, the rate per annum (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), for a period of time comparable to such Fixed LIBOR Rate Loan for U.S. Dollar deposits (for delivery on the first day of such interest period) as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such Fixed LIBOR Rate Loan. If for any reason such rate is not available, the term “Fixed LIBOR Rate” shall mean the rate (rounded upwards as described above, if necessary) determined on the basis of the British Bankers’ Association Libor Rate for deposits in U.S. Dollars for a period of time comparable to such Fixed LIBOR Rate Loan appearing on such other page or service selected by Administrative Agent that, shows BBA LIBOR for deposits in U.S. Dollars for a comparable period (for delivery on the second succeeding Business Day) at approximately 11:00 a.m. (London time) on the second preceding Business Day; provided, however, if more than one rate is specified on such other page or service, the applicable rate shall be the arithmetic mean of all such rates. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR Rate deposits of Administrative Agent, then for any period during which such Reserve Percentage shall apply, the Fixed LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

Fixed LIBOR Rate Loan shall mean any Loan or other principal outstanding under this Agreement which bears interest at the Adjusted Fixed LIBOR Rate.

Floating LIBOR Rate shall mean, as to any Floating LIBOR Rate Loan as of any date of determination (as recalculated daily following the making of any such Floating LIBOR Rate Loan), a fluctuating rate of interest equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) for one month deposits in U.S. Dollars as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as selected by Lender from time to lime) at approximately 31:00 a.m. (London lime) on the second preceding Business Day (or, to the extent any Lender is unable, as a result of administrative or other matters, to calculate or lend at such rate on a daily basis, but is able to calculate and lend at such rate based on the rate determined as of the most recent day constituting the first Business Day of a calendar month, as of line most recent day constituting the First Business Day of a calendar month). If for any reason such rate is not available, the term “Floating LIBOR Rate” shall, for each day, mean the fluctuating rate of interest equal to the one month rate of interest (rounded upwards to the next higher 1/100 of 1%) appearing on such other page or service selected by Administrative Agent that shows the one month BBA LIBOR for deposits in U.S. Dollars (for delivery on the second succeeding Business Day) at approximately 11:00 a.m. (London time) on the second preceding Business Day (or, if applicable, the most recent day constituting the first Business Day of a calendar month); provided, however, if more than one rate is specified on such other page or service, the applicable rate shall be the arithmetic mean of all such rates. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR Rate deposits of Administrative Agent, then for any period during which such Reserve Percentage shall apply, the Floating LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

Floating LIBOR Rate Loan shall mean any Loan or other principal outstanding under this Agreement which bears interest at the Adjusted Floating LIBOR Rate.

Future Commitment as defined in Section 11.13.

GAAP means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 3.4.

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Governmental Authority means any federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

Guarantor as defined in Section 1.5.

Guaranty as defined in Section 3.3.

Hazardous Materials shall mean and include asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

IFC means Inland Funding Corporation, a Nevada corporation, together with its permitted successors and assigns.

Indebtedness shall be determined in accordance with GAAP and means, with respect to any Person at any time, without duplication,: (a) all secured and unsecured indebtedness for borrowed money outstanding at such time, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet) at such time, (c) (he maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder and not reimbursed at such time, (d) all capitalized lease obligations outstanding at such time, (e) all indebtedness of any other Person outstanding at such lime secured by any Lien on any property of Borrower, whether or not such indebtedness has been assumed (limited to the greater of (i) the amount of such indebtedness as to which there is recourse to such Person at such time and (ii) the fair market value of the property which is subject to the Lien), (f) all obligations existing at such Lime under take-or-pay or similar arrangements or under interest rate, currency, or commodities agreements, (g) indebtedness outstanding at such lime created or arising under any conditional sale or title retention agreement, (h) obligations of such Person outstanding at such time with respect to withdrawal liability or insufficiency under ERISA or under any qualified plan or related trust, and (i) the principal portion of all obligations o( such Person outstanding at such time under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; provided, however, that Indebtedness shall not include subordinated shareholder debt, restricted cash held on account of tenant security deposits or other similarly restricted deposits or escrows. The Indebtedness of any Person shall include such Person’s pro-rata share of the Indebtedness of any partnership, unincorporated joint venture or other entity in which such Person is legally obligated with respect thereto and shall include all Indebtedness of such Person under this Agreement.

Individual Lender Litigation Expenses means all costs and expenses (including reasonable attorneys’ fees) incurred by any individual Lender in any litigation concerning the Facility in which such Lender has been named as a party defendant, but only to the extent such costs and expenses are reimbursable to such Lender by Borrower under the Credit Documents.

Initial Funding shall mean the first Loan funded pursuant to this Agreement.

Initial Advance Properties shall mean those Advance Properties listed on Exhibit B-2 attached hereto and made a part hereof.

Inland Group shall mean The Inland Group, Inc., a Delaware corporation.

Inland ISHC means Inland Investment Stock Holding Corporation, a Nevada corporation, together with its permitted successors and assigns.

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Interest Expense means, for any period, the interest expense of Borrower for such period, as determined in accordance with GAAP.

Interest Payment Date means (a) as to Variable Rate Loans, the first day of each calendar month and the Maturity Date and (b) as to LIBOR Rate Loans, (he first day of each calendar month, the last day of each applicable Interest Period, and the Maturity Date.

Interest Period.

(A)          The term “Interest Period” means with respect to each LIBOR Rate Loan: a period of one (1), two (2), or three (3) consecutive months, subject to availability, as selected, or deemed selected, by Borrower at least three (3) Business Days prior to a Loan, or if a Loan is already outstanding, at least three (3) Business Days prior to the end of the current Interest Period with respect to that Loan. Each such Interest Period shall commence on the Business Day so selected, or deemed selected, by Borrower and shall end on the numerically corresponding day in the first (1st) second (2nd) or third (3rd) month thereafter, as applicable. Provided, however: (i) if there is no such numerically corresponding day, such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

(B)           The term “Interest Period” shall mean with respect to each Variable Rate Loan consecutive periods of one (1) day each.

(C)           No Interest Period may be selected which would extend beyond the then current Maturity Date of the Facility. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (A) relative to a LIBOR Rate Loan.

Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

IREC shall mean Inland Real Estate Corporation, a Maryland corporation.

IREC Pledged Shares shall mean the “IREC Pledged Securities,” as such term is defined in the Pledge Agreement.

IREC Share Value shall mean, as of any calculation date, the product of (i) the number of IREC Pledged Shares validly pledged to Administrative Agent and Lenders at such time multiplied by (ii) the per share trading price of the IREC Pledged Shares (trading under the ticker symbol “IRC”) at the close of trading (excluding after hours trading) on the last Business Day of each week on the New York stock exchange (as reported in the Wall Street Journal or such other publication or financial information service as may be reasonably selected by the Administrative Agent).

IWEST shall mean Inland Western Retail Real Estate Trust, Inc., a Maryland corporation, together with its successors and assigns.

IWEST Pledged Shares shall mean the “IWEST Pledged Securities,” as such term is defined in the Pledge Agreement.

IWEST Share Value shall mean, as of any calculation date, an amount equal to the aggregate additional paid in capital on a per share basis (measured quarterly) of the IWEST Pledged Shares which are validly pledged to the Administrative Agent pursuant to the terms of the Pledge Agreement (as reasonably determined from time to time by the Administrative Agent); provided, for purposes of calculating the IWEST Share Value hereunder, the

7

amount of additional paid in capital on a per share basis for such IWEST Pledged Shares shall not exceed $10.00 per share.

Late Charge as defined in Section 2.3.15.

Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender-Related Person shall mean each Lender’s Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Person and Affiliates.

Lenders as defined in the Preamble.

Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof.

Liquidation Proceeds means, without duplication, the net cash proceeds that are Available for Distribution to Borrower in connection with the sale or disposition of all or any portion of any Investment.

Loan or Loans as defined in Section 2.1(a).

Loan to Value Ratio means, with respect to any Advance Property as of any date of calculation, (a) the sum of (i) the total amount of all outstanding mortgage financing, Mezzanine Financing and any other financing with respect to such Advance Property that is in any manner secured by any Lien or security interest in such Advance Property, plus (ii) the outstanding amount of all Loans made under the Facility with respect to such Advance Property, divided by (b) the Appraised Value of such Advance Properly, expressed as a percentage; provided, that the outstanding amount of Loans with respect to an Advance Property shall be as reasonably determined by the Borrower based on (A) the amount of any advance of Loans made hereunder in connection with the acquisition of such Advance Property, (B) the amount of any prepayment of the principal balance of the Loans made in connection with the sale, transfer or disposition of such Advance Property (provided, that the Loans outstanding with respect to any Advance Properly no longer owned by the Borrower or any of its Subsidiaries shall be deemed, for purposes hereof, to equal zero (0)) and (C) allocation among Advance Properties, in the Borrower’s discretion, of any other principal payments made from time to time hereunder.

London Banking Day means any day on which dealings in deposits in Dollars are transacted in the London interbank market.

Make Whole Provision as set forth in Section 2.3.16.

Material Adverse Effect means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower, (ii) the ability of Borrower to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of Administrative Agent and Lenders under the Credit Documents.

Maturity shall occur on the Maturity Date (as extended, if applicable) or upon acceleration of the indebtedness under the Facility, if such indebtedness has been accelerated as provided in this Agreement or the other Credit Documents.

Maturity Date as defined in Section 2.2.

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Maximum Loan Amount shall mean Fifty-five Million Dollars ($55,000,000.00).

Mezzanine Financing means, with respect to any Advance Property, any Indebtedness (other than the Indebtedness represented by this Agreement) of any Person owning such Advance Property that is either (a) secured by a pledge of any portion of the Capital Stock of such Person or (b) otherwise recourse to such Person.

Modifications and Amendments shall mean a collective reference to each document, instrument or agreement existing from time to lime which constitutes a valid amendment, restatement, supplement or other modification of any of the other document qualifying as a Credit Document.

Net Acquisition Costs shall mean, with respect to an Advance Property, the total acquisition cost of such Advance Property including the reasonable transaction costs incurred in connection with the acquisition of such Advance Property.

Net Operating Income shall have the meaning assigned to such term by GAAP.

Net Sales Proceeds shall mean, with respect to the sale of an Advance Property or any direct or indirect interest in an Advance Properly by Borrower or a Subsidiary of Borrower, the total amount of the consideration received in connection with such sale by Borrower or such Subsidiary less (i) the amount of the costs incurred in connection with such sale (including reasonable sales commissions and due diligence fees) that have been approved by Administrative Agent and (ii) the amount of any mortgage financing, Mezzanine Financing or other secured Indebtedness with respect to such Advance Property repaid in connection with such sale.

Net Worth shall mean, with respect lo a Person, the total Asset Value of such Person less the total Indebtedness of such Person.

Note and Notes as defined in Section 3.1.

Notice of Borrowing shall be a written notice the form of Exhibit I given by Borrower to Administrative Agent.

Notice of Rate Selection as defined in Section 2.3.5.

Officer’s Certificate as defined in Section 7.2.6.

Other Taxes as defined in Section 2.3.4.2(b).

Participant as defined in Section 11.15.5.

Permitted Investments means any Investment of Borrower made in the ordinary course of Borrower’s business and not prohibited by the terms of Borrower’s Organizational Documents (without regard to any modifications or amendments to Borrower’s Organizational Documents occurring subsequent to the date hereof that have not been approved by Administrative Agent on behalf of Lenders).

Permitted Liens means (a) Liens created by, under or in connection with this Agreement or the other Credit Documents in favor of Administrative Agent for the benefit of Lenders, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) Liens in respect of properly imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s and other like Liens, provided (hat such Liens secure only amounts not yet due and payable or amounts being contested in good faith by appropriate proceedings for which adequate reserves have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) pledges or deposits made to secure payment under worker’s compensation insurance, unemployment insurance, pensions, social security programs, public liability laws or similar legislation; (e) any attachment or judgment Lien, unless the judgment it secures is not, within thirty (30) days after entry thereof,

9

discharged or the execution thereof stayed pending appeal, or is not discharged within 30 days after the expiration of such stay; (0 Liens securing Indebtedness permitted under Section 7.4 (including without limitation mortgage financing, Mezzanine Financing and other secured financing up to the amounts permitted in Section 7.4(a)).

Person means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity (whether or not incorporated), or any Governmental Authority.

Pledge Agreement shall mean that certain Fourth Amended and Restated Ownership Interests Pledge and Security Agreement dated as of July 31, 2008 made by Borrower, POC, 1FC and Inland ISHC in favor of Administrative Agent and Lenders, as amended, restated, supplemented or modified from time to lime.

Pledged Shares shall mean the “Pledged Securities,” as such term is defined in the Pledge Agreement.

Pledgor has the meaning assigned to such term in the Pledge Agreement; and Pledgors shall have the same meaning.

POC shall mean Partnership Ownership Corporation, an Illinois corporation.

Prime Rate means the variable per annum rate of interest so designated from time to time by the Administrative Agent as its prime rate. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall lake effect at the opening of business on the day specified in the public announcement of such change.

Register as defined in Section 31.15.3.

Regulation T, U or X means, respectively, Regulation T, U and X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

Reportable Event as defined in ERISA.

Required Lenders means, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by Administrative Agent) and holding in the aggregate at least sixty-six and two thirds percent (66 2/3%) of (i) the Commitments or (ii) if the Commitments have been terminated, the outstanding Loans; provided, however, that to the extent there are, at any time, less than three (3) Lenders existing with respect to this Agreement, the term Required Lenders shall mean 100.0% of the Lenders which are then in compliance with their respective obligations hereunder.

“Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against ‘‘Euro-Currency Liabilities” as defined in Regulation D.

Security Documents as defined in Section 3.2.

Shareholders shall mean, collectively, the holders of shares of Capital Stock of the Borrower

Solvent means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the

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probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such lime, represents the amount that would be expected to become an actual or matured liability.

Subsidiary means as to any Person (a) any corporation more than fifty percent (50%) of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of Capital Stock of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than fifty percent (50%) equity interest at any time.

Taxes as defined in Section 2.3.4.2.

Telerate Page 3750 means the British Bankers’ Association Libor Rates (determined as of 11:00 a.m. London time) that are published by Moneyline Telerate (or any successor thereto).

Term shall have the meaning assigned to such term in Section 2.2 of (his Agreement.

Total Interest Expense shall mean the sum of all of Borrower’s Interest Expenses.

UCC means the Uniform Commercial Code in effect in the Stale of North Carolina, as the same may be amended from time to time.

Unused Loan Fee as defined in Section 2.4(b).

Variable Rate Loan shall mean any Loan or other principal bearing interest at the Adjusted Base Rate or the Adjusted Floating LIBOR Rate.

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EXHIBIT B-1 TO AGREEMENT

IREC PLEDGED SHARES

CERTIFICATE NO.	SHAREHOLDER	NO. OE SHARES IN IREC
IRC 16348	POC	100,903
IRC 20033	Inland ISHC	20,000
IRC 20020	Inland ISHC	136,363
IRC 20021	Inland ISHC	500,000
IRC 20022	Inland ISHC	500,000
IRC 20023	Inland ISHC	500,000
IRC 20024	Inland ISHC	500,000
IRC 20025	Inland ISHC	500,000
IRC 20026	Inland ISHC	500,000
TOTAL:		3,257,266

IWEST PLEDGED SHARES

CERTIFICATE NO.	SHAREHOLDER	NO. OF SHARES IN IWEST
IWR 0787	IFC	500,000
IWR 0788	IFC	500,000
IWR 0789	IFC	500,000
IWR 0790	IFC	500,000
IWR 0791	IFC	500,000
IWR 0792	IF’C	500,000
IWR 0793	IFC	500,000
IWR 0794	IFC	500,000
IWR 0795	IFC	500,000
IWR 0796	IFC	500,000
IWR 0797	IFC	500,000
IWR 0798	IFC	500,000
IWR 0799	IFC	500,000
IWR 0800	IFC	500,000
IWR 0802	IFC	500,000
IWR 0805	IFC	500,000
IWR 0803	IFC	437,500
TOTAL:		8,437,500